United States

Securities and Exchange Commission

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.            )

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AUTOLIV, INC.
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March 26, 2018

Dear Stockholder,

It is my pleasure to invite you to the 2018 Annual Meeting of Stockholders of Autoliv, Inc. to be held on Tuesday, May 8, 2018 at The Langham Hotel, 330 North Wabash Avenue, Chicago, Illinois, 60611, commencing at 9:00 a.m. local time.

Information regarding the matters to be voted upon at this year’s Annual Meeting is included in the Notice of Annual Meeting of Stockholders and the Proxy Statement.

It is important that your shares are represented at the Annual Meeting. Therefore, please provide your proxy by following the instructions provided in the Proxy Statement and in the Notice of Internet Availability of Proxy Materials. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting.

A public news release announcing voting results will be published after the Annual Meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2017 is being made available to stockholders with this Proxy Statement. These documents are available at www.autoliv.com.

On behalf of the entire board of directors, we look forward to seeing you at the Annual Meeting.

Sincerely,

Jan Carlson
Chairman of the Board of Directors,
President and Chief Executive Officer

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2018

TO THE STOCKHOLDERS OF AUTOLIV, INC.,

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of Autoliv, Inc. (“Autoliv” or the “Company”) will be held on Tuesday, May 8, 2018 commencing at 9:00 a.m. local time at The Langham Hotel, 330 North Wabash Avenue, Chicago, Illinois, 60611, to consider and vote upon:

1.	Election of eleven directors to the Board of Directors of Autoliv for terms of office expiring on the date of the Annual Meeting of Stockholders in 2019 (see page 4 of the accompanying Proxy Statement).

2.	An advisory resolution to approve the compensation of the Company’s named executive officers (see page 53 of the accompanying Proxy Statement).

3.	Ratification of the appointment of Ernst & Young AB as the Company’s independent auditors for the fiscal year ending December 31, 2018 (see page 53 of the accompanying Proxy Statement).

4.	Any other business that may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 12, 2018 as the record date for the Annual Meeting. All stockholders of record as of the close of business on that date are entitled to notice of, and to be present and vote at, the Annual Meeting and at any continuation thereof.

Attendance at the Annual Meeting will be limited to stockholders of record as of the record date, beneficial owners having evidence of ownership as of the record date, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company’s Third Restated By-Laws and rules of order prescribed by the Chairman of the Annual Meeting.

By order of the Board of Directors of Autoliv, Inc.:

Lars Sjöbring Group Vice President Legal Affairs, General Counsel and Secretary

- i -

- ii -

2018 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting at the Annual Meeting.

Annual Meeting of Stockholders

Time and Date:	Tuesday, May 8, 2018; 9:00 a.m. local time
Location:	The Langham Hotel, 330 North Wabash Street, Chicago, Illinois, 60611
Record Date:	Stockholders as of the close of business on March 12, 2018 are entitled to vote.
Admission:	Please see the instructions on page 1 of this Proxy Statement.

Meeting Agenda and Voting Matters
Proposal	Board’s Voting Recommendation	Page Reference
1. Election of Directors	FOR EACH NOMINEE	4
2. Advisory Vote to Approve Executive Compensation	FOR	53
3. Ratification of Independent Auditors	FOR	53

– PROPOSAL 1 –

Director Nominees for Election
Name	Age	Director Since	Independent	Committees	Other Current Public Co. Boards
Robert W. Alspaugh	71	2006	Yes	AC (Chairman), RCC	3
Jan Carlson	57	2007	No	-	2
Hasse Johansson	68	2018	Yes	-	2
Leif Johansson	66	2016	Yes	LDCC, NCG (Chairman)	3
David E. Kepler	65	2015	Yes	AC, RCC (Chairman)	2
Franz-Josef Kortüm	67	2014	Yes	NCG	1
Xiaozhi Liu	62	2011	Yes	LDCC, NCG	1
James M. Ringler	72	2002	Yes	LDCC (Chairman), NCG	4
Kazuhiko Sakamoto	72	2007	Yes	RCC	0
Ted Senko	62	2018	Yes	-	0
Wolfgang Ziebart	68	2015	Yes	AC, RCC	2

AC: Audit Committee	LDCC: Leadership Development and Compensation Committee
NCG: Nominating and Corporate Governance Committee	RCC: Risk and Compliance Committee

Attendance:	Each serving director attended at least 80% of the aggregate Board and applicable Committee meetings in 2017.

Governance Highlights:

•   8 independent directors in 2017; 2 independent directors added to the Board in 2018

•   Independent Lead Director of the Board

•   Directors elected for one year terms

•   Diverse background, professional experience and skills of directors

•   Annual Board and Committee Self-Evaluations

•   Non-management directors meet in executive session at least five times a year without management present

•   Audit, Nominating and Corporate Governance and Leadership Development and Compensation Committees are composed entirely of independent directors

•   Stock Ownership Guidelines for Directors and Executive Officers

•   Risk oversight by full Board and Committees

•   Company policy against hedging, short-selling and pledging by Executive Officers

– PROPOSAL 2 –

Advisory Vote to Approve Executive Compensation

We are requesting that our stockholders approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal was supported by approximately 81.8%, 81.8% and 78.2% of the votes cast in each of 2017, 2016 and 2015, respectively. Please see the Compensation Discussion and Analysis, Summary Compensation Table and other tables and disclosures beginning on page 23 of this Proxy Statement for a full discussion of our executive compensation program. The table below highlights the 2017 total direct compensation for each Named Executive Officer.(1)

Named Executive Officer	Salary ($)(1)	Annual Bonus ($)(1)	Stock Awards ($)
Jan Carlson	1,710,065	1,103,743	991,155
Mats Backman	656,933	295,620	371,392
Mikael Bratt	757,999	303,579	371,392
Steve Fredin	598,478	269,315	371,392
Lars Sjöbring	681,200	238,420	371,392

(1)	For currency exchange rates used, see footnote 1 to the Summary Compensation Table on page 40 of this Proxy Statement.

Compensation Governance Highlights

•	The Leadership Development and Compensation Committee is composed entirely of independent directors.

•	We have stock ownership guidelines for our executive officers, including the named executive officers, and our independent directors.

•	The Leadership Development and Compensation Committee reviews total compensation calculations in connection with making compensation decisions.

•	Our equity plan prohibits the repricing of stock options without stockholder approval.

•	The change in control definition contained in our equity plan is not a “liberal” definition that would be activated on only stockholder approval of a transaction.

•	We have a compensation recoupment policy that requires current and former executives to return incentive compensation that is subsequently determined not to have been earned.
•	The exercise price of options historically granted under our equity plan is never less than the fair market value (as defined in our equity plan) of our stock on the date of grant.

•	If and when they are offered, change-in-control severance agreements (for executives hired in 2011 and after) will include double-trigger change-in-control severance benefits, rather than modified single-trigger arrangements.

•	The Leadership Development and Compensation Committee approved a new long-term equity incentive program implemented in 2016, pursuant to which it granted performance shares that will vest based on the Company’s achievement of specified targets over a three-year performance period for the Company’s compound annual growth rate for sales and the Company’s compound annual growth rate for earnings per share relative to compound annual growth rate for Global Light Vehicle Production reported by IHS.

•	We do not provide U.S. tax code Section 280G excise tax “gross ups.”

– PROPOSAL 3 –

Ratification of Appointment of Independent Auditors

We are requesting that our stockholders ratify the appointment of Ernst & Young AB as our independent auditors for the fiscal year ending December 31, 2018. Fees paid to our independent auditors over the past two years were as follows:

Type of Fees (Dollars in millions)	2017	2016
Audit Fees	$10.570	$9.849
Audit-Related Fees	$1.013	$0.358
Tax Fees	$0.128	$0.082
All Other Fees	$0.052	—
Total	$11.763	$10.289

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Availability of Proxy Materials on the Internet

Our Board of Directors (the “Board”) made this Proxy Statement and the Company’s Annual Report for the fiscal year ended December 31, 2017 available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Stockholders, to be held on Tuesday, May 8, 2018 commencing at 9:00 a.m. local time at The Langham Hotel, 330 North Wabash Avenue, Chicago, Illinois, 60611, and at any adjournment thereof (the “2018 Annual Meeting” or the “Annual Meeting”).

General

The date of this Proxy Statement is March 26, 2018, the approximate date on which this Proxy Statement and proxy card are first being mailed and made available on the Internet to stockholders entitled to vote at the Annual Meeting. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 was publicly filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 22, 2018.

Who Can Vote

You are entitled to vote at the Annual Meeting if you were a stockholder of record of our common stock as of the close of business on March 12, 2018 (the “Record Date”). Each stockholder is entitled to one vote for each share of our common stock held on the Record Date. Our stockholders do not have cumulative voting rights.

Shares Outstanding and Quorum

At the close of business on the Record Date, 87,090,349 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. A majority of the shares of our common stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

How to Vote

If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials sent to you. If you requested printed copies of the proxy materials by mail, or have a printed proxy card, you may also vote by filling out the proxy card and returning it in the envelope provided. You may also vote in person at the Annual Meeting.

If you are a beneficial owner of shares held in “street name,” please refer to the instructions provided by your bank, broker or other nominee for voting your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and have proof of ownership of shares of our common stock as of the Record Date.

How Your Shares Will Be Voted

If you properly complete your proxy card and send it to the Company prior to the taking of the vote at the Annual Meeting, or submit your proxy electronically by Internet or by telephone before voting closes, your proxy

(one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board: (i) to elect the director nominees listed in “Election of Directors,” (ii) to approve the compensation of the Company’s named executive officers, and (iii) for the ratification of the appointment of Ernst & Young AB as the Company’s independent auditors for the 2018 fiscal year.

Voting on Matters Not in Proxy Statement

The deadlines have passed for stockholders to (i) nominate directors for election to the Board and (ii) for other stockholder proposals to be brought before the Annual Meeting. Thus, only the Company may (i) substitute director nominees or (ii) bring other business before the Annual Meeting. The Company does not plan to substitute any director nominee, and the Company does not intend to raise any matter other than those described in this Proxy Statement at the Annual Meeting.

However, administrative and similar matters can arise at any Annual Meeting. To address such unforeseen matters, your proxy may exercise his or her discretion and authority to vote on such matters incident to the conduct of the Annual Meeting only. Note that this authority is limited by applicable law, the proxy rules of the SEC, and the listing rules of the New York Stock Exchange (the “NYSE”).

Revoking Proxies or Changing Your Vote

You may revoke your proxy and change your vote before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to Autoliv at its mailing address prior to the Annual Meeting.

Voting Rights of Holders of SDRs

Holders of Autoliv’s Swedish Depository Receipts (“SDRs”) are entitled to vote the shares of common stock of the Company underlying their SDRs at the 2018 Annual Meeting as if they directly held the common stock of the Company. Therefore, each holder of SDRs is entitled to one vote for each share of common stock underlying each SDR held on the Record Date. To have their votes counted at the 2018 Annual Meeting, SDR holders must give instructions as to the exercise of their voting rights by proxy or attend and represent their shares of common stock of the Company underlying the SDRs at the Annual Meeting in person.

Non-Voting Shares, Abstentions and Broker “Non-Votes”

Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers do not have discretionary authority to vote on Items 1 and 2 set forth below. Brokers generally have discretionary authority to vote on Item 3 set forth below.

Vote Required to Approve Each Proposal at the Annual Meeting

The following summary describes the vote required to approve each of the proposals at the Annual Meeting.

Item 1:

Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. However, pursuant to the Autoliv, Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election fails to receive the approval of a majority of the votes cast on his or her election by the stockholders, the nominee shall promptly offer his or her resignation to the Board for consideration. A committee consisting of the Board’s independent directors (which will exclude any director who is required to offer his or her resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept or reject the resignation. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation. Abstentions and broker non-votes will have no effect on the election of directors.

Item 2:	The non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect in determining the outcome of the proposal.

Item 3:	The ratification of the selection of Ernst & Young AB as the Company’s independent auditors for the fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will not be counted for purposes of the ratification but will be counted for the purposes of establishing a quorum.

Any other proposal brought before the Annual Meeting (if any) will be decided by a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Consequently, abstentions will have the same effect as a vote against the matter and broker non-votes will have no effect on determining the outcome of the matter.

Principal Executive Offices

The Company’s mailing address is Box 70381, SE-107 24 Stockholm, Sweden, and its principal executive offices are located at Klarabergsviadukten 70, Section B, 7th floor, Stockholm, Sweden SE-111 64. The Company’s telephone number is +46 8 587 20 600.

Solicitation of Proxies

The Company, on behalf of the Board, is soliciting the proxies and will bear the cost of the solicitation of proxies. In addition to solicitation over the Internet and by mail, the Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies. Certain directors, officers and other employees of the Company, not specifically employed for this purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, facsimile or electronic mail. In addition, the Company has retained Georgeson LLC to assist in the solicitation of proxies for a fee of $14,500 plus expenses and Computershare AB for a fee of SEK 105,000, or approximately $12,800, plus expenses.

ITEM 1 - ELECTION OF DIRECTORS

The Company’s Third Restated By-Laws (the “By-Laws”) provide that the size of the Board shall be fixed from time to time exclusively by the Board. The Board has currently fixed the size of the Board at eleven.

Robert W. Alspaugh, Jan Carlson, Hasse Johansson, Leif Johansson, David E. Kepler, Franz-Josef Kortüm, Xiaozhi Liu, James M. Ringler, Kazuhiko Sakamoto, Ted Senko and Wolfgang Ziebart, whose present terms will expire at the time of the Annual Meeting, are nominees for election at the 2018 Annual Meeting. If elected, all of the above nominees would serve until the 2019 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal or death. If any director nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, either the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Nominees for Directors at the 2018 Annual Meeting

Below is a summary presentation of each director nominated for election at the 2018 Annual Meeting.

Robert W. Alspaugh, age 71, has been a director of Autoliv since June 2006 and is the Chairman of the Audit Committee and a member of the Risk and Compliance Committee. Prior to becoming a director of Autoliv, Mr. Alspaugh had a 36-year career with KPMG, including serving as the senior partner for a diverse array of companies across a broad range of industries. He has worked with global companies in Europe and Japan, in addition to those headquartered in the U.S. Between 2002 and 2005, when he served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of this global organization, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. practice. Mr. Alspaugh also serves on the Boards of Directors of Ball Corporation, Verifone Systems, Inc., and Triton International Ltd, which are all public companies, and DSGI Technologies, Inc., a private company. He graduated summa cum laude from Baylor University in Texas in 1970.

The Board believes Mr. Alspaugh’s technical skills and record of achievement gained through his many years of experience working within the global business community support his re-election to the Board.

Jan Carlson, age 57, was appointed a director of Autoliv in May 2007 after becoming President and Chief Executive Officer of Autoliv on April 1, 2007, and has been Chairman of the Board since May 2014. Mr. Carlson joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President of Engineering of Autoliv and a member of the Company’s Executive Committee. Since July 2010, Mr. Carlson has served on the board of directors and compensation committee of BorgWarner Inc., a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. Since 2010, Mr. Carlson has also served on the board of Teknikföretagen (the Association of Swedish Engineering Industries) and Svenskt Näringsliv (the Confederation of Swedish Enterprise). Mr. Carlson will not stand for re-election to the boards of Teknikföretagen or Svenskt Näringsliv in 2018. Mr. Carlson was elected to the Board of Telefonaktiebolaget LM Ericsson in February 2017, and serves on its Technology and Science Committee. In addition, Mr. Carlson served on the board of Trelleborg AB from 2013 through 2017, and has served on the board of directors of Zenuity AB, a private joint venture half owned by Autoliv and Volvo Car Corporation, since April 2017. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within the Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Physics and Electrical Engineering from the University of Linköping in Sweden.

The Board believes that through his many years of experience with Autoliv, including his current role as President and Chief Executive Officer, Mr. Carlson brings extensive knowledge of the Company, its operations, business and industry to the Board, which support his re-election to the Board.

Hasse Johansson, age 68, was appointed a director of Autoliv in March 2018. Since 2010, Mr. Johansson has been managing director of Johansson Teknik & Form AB, a technology consulting company which he founded. From 2001 to 2009, Mr. Johansson was the Executive Vice President of Research & Development at Scania, a major automotive industry manufacturer of heavy trucks, buses and other commercial vehicles. Prior to his time at Scania, Mr. Johansson worked for nearly 20 years at Mecel AB, an automotive software and systems development company he founded. Mr. Johansson currently serves as a member of the boards of directors of Electrolux AB and DevPort AB, which are both Swedish public companies. Additionally, Mr. Johansson is a member of the Business Executives Council of the Royal Swedish Academy of Engineering Sciences. Mr. Johansson holds a Master of Science in Electrical Engineering from Chalmers University of Technology in Gothenburg, Sweden and holds more than 20 patents in combustion engine control and automotive electronics.

The Board believes Mr. Johansson’s prolific technical background in automotive and other industries, combined with his extensive board experience, support his election to the Board.

Leif Johansson, age 66, has been a director of Autoliv since February 2016, and is a member of the Leadership Development and Compensation Committee and Chairman of the Nominating and Corporate Governance Committee. From 1997 to 2011, Mr. Johansson served as President and Chief Executive Officer of The Volvo Group. Before joining Volvo, Mr. Johansson held various positions at AB Electrolux, and served as its President and Chief Executive Officer from 1994 to 1997. Mr. Johansson has served as Chairman of the Board of Telefonaktiebolaget LM Ericsson since 2011 and Chairman of the Board of Astra Zeneca PLC since 2012. Mr. Johansson’s service as Chairman of the Board at Ericsson is expected to conclude at its 2018 annual meeting of stockholders. In addition to his service on public company boards, Mr. Johansson is a board member of Ecolean AB, the Chairman of the Royal Swedish Academy of Engineering Science, a board member of the European Round Table of Industrialists, a board member of The Confederation of Swedish Enterprise, a Delegate of the China Development Forum, a member of the Board of the Boao Forum for Asia and a member of the Advisory Boards of the Mayor of Beijing and of the Governor of Jiangsu. Mr. Johansson holds a Master of Science in Engineering from Chalmers University of Technology in Gothenburg, Sweden.

The Board believes that Mr. Johansson’s extensive executive and directorial experience on several international companies in the automotive, manufacturing and technology industries, combined with the knowledge gained through his service on various industry, economic and advocacy organizations, support his re-election to the Board.

David E. Kepler, age 65, has been a director of Autoliv since February 2015 and is a member of the Audit Committee and Chairman of the Risk and Compliance Committee. Mr. Kepler was an Executive Vice President of the Dow Chemical Company, a multinational specialty chemical, advanced materials, agrosciences and plastics company, from March 2008 through January 2015, and in this position held the role of Chief Sustainability Officer and Chief Information Officer. Mr. Kepler joined Dow in 1975, and was appointed its Vice President and CIO in 1998, Corporate Vice President in 2001, assumed responsibility for Business Services in 2004, and was appointed Senior Vice President in 2006. He has also been a member of the boards of directors of TD Bank Group since December 2013 and Teradata Corporation since November 2007. Mr. Kepler graduated from the University of California, Berkeley with a bachelor’s degree in Chemical Engineering, and serves as a trustee of the University.

The Board believes that Mr. Kepler’s executive experience as the chief information officer of a global company with additional expertise in corporate sustainability initiatives and risk management, and stature as a recognized leader in the area of cyber-security are all qualities that support his re-election to the Board.

Franz-Josef Kortüm, age 67, has been a director of Autoliv since March 2014 and is a member of the Nominating and Corporate Governance Committee. Prior to joining Autoliv, Mr. Kortüm was Chief Executive Officer of Webasto SE, a producer of automobile roof systems and climate control systems for automobiles, boats and other vehicles, from 1998 to 2012, after joining the company in 1994. Mr. Kortüm was Chief Executive Officer of Audi AG from 1993 to 1994 and, prior to joining Audi, had a 16 year career with what is today Daimler AG in a variety of positions. In addition to his extensive management experience, Mr. Kortüm has served as Vice Chairman of the Supervisory Board of Webasto since 2013, as a Member of the Advisory Board of Brose

Fahrzeugteile GmbH & Co. KG since 2005 and as its Chairman since 2013, as a Member of the Supervisory Board of Wacker Chemie since 2003, and as a Member of the Supervisory Board of Schaeffler AG from 2010 to March 2014. From 2004 to 2012, Mr. Kortüm was a Member of the Managing Board of the VDA (German Association of the Automotive Industry). Mr. Kortüm has an MBA-equivalent degree in Business Administration from the University of Regensburg in Germany.

The Board believes that Mr. Kortüm brings a breadth of knowledge and skills related to the automotive industry to the Board. In addition, his corporate governance experience gained through his service on other boards support his re-election to the Board.

Xiaozhi Liu, age 62, has been a director of Autoliv since November 2011 and is a member of the Leadership Development and Compensation Committee and the Nominating and Corporate Governance Committee. Dr. Liu began her career in the automotive industry in General Motor’s (“GM”) Delphi operations and has since worked in various executive positions in Germany, China and the U.S., where she rose to the position of Director of Electronics, Controls & Software for GM in Detroit, Chief Engineer and Chief Technology Officer of GM in China and Chairman and Chief Executive Officer of GM Taiwan. Between 2005 and 2006, she was the Chief Executive Officer and Vice Chairman of Fuyao Glass Industry Group Co. Ltd., a public company listed in Shanghai, and was elected as an independent director of Fuyao Glass Industry Group in October 2013. In 2007, she became the President and Chief Executive Officer of NeoTek China, a supplier of automotive chassis and transmission parts, and served as Chairman of the company’s board of directors from 2008 through 2011. In 2009, she founded, and is the Chief Executive Officer of, her own company, ASL Automobile Science & Technology (Shanghai) Co., Ltd., which introduces and implements globally advanced technologies to Chinese companies. She has a Ph.D. and master’s degree in Chemical Engineering and Electrical Engineering from Friedrich-Alexander University in Erlangen-Nuremburg, Germany and a bachelor’s degree in Electrical Engineering from the Jiaotong University in Xian, China.

The Board believes that Dr. Liu brings a unique and valuable set of skills to the Board, based on a combination of her global experience in engineering and technology in Asia, North America and Europe with her extensive management experience in the automotive industry. Dr. Liu’s knowledge and experience supports her re-election to the Board.

James M. Ringler, age 72, has been a director of Autoliv since January 2002 and is the Chairman of the Leadership Development and Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Ringler has also been the Lead Independent Director since May 2017. He was, prior to his retirement, Vice Chairman of Illinois Tool Works Inc. between 1999 and 2004. Prior to joining Illinois Tool Works, Mr. Ringler was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in 1999. Mr. Ringler joined Premark in 1990 and served as its Executive Vice President and Chief Operating Officer prior to becoming the Chief Executive Officer in 1996. He serves on the Boards of Directors of DowDuPont Inc., TechnipFMC plc and JBT Corporation, and he is the Chairman of the Board of Teradata Corporation. Mr. Ringler holds a Bachelor of Science degree in Business Administration and an M.B.A. degree in Finance from the State University of New York.

The Board believes that Mr. Ringler’s business and management experience in multiple executive positions at Premark International, Inc. and Illinois Tool Works and his deep knowledge of corporate governance gained through his extensive service on the boards of directors of public companies in a wide variety of industries support Mr. Ringler’s re-election to the Board.

Kazuhiko Sakamoto, age 71, has been a director of Autoliv since August 2007 and is a member of the Risk and Compliance Committee. During 2016, Mr. Sakamoto was appointed to as an outside auditor of Zenitaka Corporation, a mid-sized construction company listed on the Tokyo Stock Exchange. Since 2012, Mr. Sakamoto has been an advisor at Pasona Inc., a leading human resources provider in Japan. Mr. Sakamoto was previously a Counselor of Marubeni Construction Material Lease Co. Ltd., a company affiliated with Marubeni Corporation, which is one of Japan’s leading general trading houses, operating import, export, offshore trading and investment activities in various business fields. He was Senior Executive Vice President of Marubeni Corporation from 2006 through 2008. During his nearly 40-year career with Marubeni Corporation, Mr. Sakamoto has held several key positions such as President and Chief Executive Officer of Marubeni America Cooperation. Mr. Sakamoto

previously served on the Boards of Directors of Marubeni-Itochu Steel Inc. and Helena Chemical Company. He graduated from the Keio University in 1968 and attended the Harvard University Research Institute for International Affairs in 1991-1992.

The Board believes that Mr. Sakamoto’s extensive business experience in both Asia and North America brings a unique perspective and valuable set of skills that support Mr. Sakamoto’s re-election to the Board.

Thaddeus J. “Ted” Senko, age 62, was appointed a director of Autoliv in March 2018. Prior to becoming a director of Autoliv, Mr. Senko had an extensive career at KPMG LLP from 1978 to 2017, providing enterprise risk management, compliance and audit services to various public companies. At KPMG, he served as Audit Partner and SEC Reviewing Partner for eight years, Chief Audit Executive for four years, Global and National Partner in Charge of Internal Audit, Risk & Compliance Services for eight years and Global Engagement Partner and Client Services Partner for seven years. Mr. Senko served on the Board of Duquesne University, a private university with approximately 10,000 students, from 2007 to 2016, chairing the Audit and Finance Committee and serving on the Executive and University Advancement Committee. Mr. Senko continues to serve on the university’s Business Advisory Council. Mr. Senko received a bachelor’s degree in business administration from Duquesne University.

The Board believes Mr. Senko’s financial, regulatory and risk expertise, experience in various auditing leadership roles and exposure to a wide variety of large audit clients within the global business community support his election to the Board.

Wolfgang Ziebart, age 67, has been a director of Autoliv since December 2015, and is a member of the Audit Committee and the Risk and Compliance Committee. Dr. Ziebart was previously a director of Autoliv from December 2008 through August 2013, at which time he resigned in order to focus on a new position as Director Group Engineering with Jaguar Land Rover, a multinational automotive company, a role he held until March 2015. Dr. Ziebart had a distinguished career within BMW beginning in 1977 which took him to the Board of Management, where he was responsible for R&D and Purchasing. In 2000, he became a Member of the Management Board of Continental AG, a major automotive supplier listed on the Frankfurt Stock Exchange. Between 2004 and 2008, he was President and CEO of Infineon Technologies AG, a global semiconductor and system solutions provider listed on the Frankfurt Stock Exchange. Dr. Ziebart is presently employed by Jaguar Land Rover in a consulting role related to vehicle development. Dr. Ziebart also serves on the Supervisory Board of ASML and is the Chairman of the Supervisory Board of Nordex SE. Dr. Ziebart holds a doctorate degree in mechanical engineering from the Technical University of Munich in Germany.

Dr. Ziebart’s extensive knowledge of the automotive industry gained through his years of experience, including his particular experience and skills with engineering and development, supports his re-election to the Board.

CORPORATE GOVERNANCE

Stockholder Engagement Efforts

The Company engages with the Company’s stockholders throughout the year to ensure that management and the Board understand and consider the issues that matter most to them, to solicit their views and feedback on various matters and to provide perspective on the Company’s policies and practices. During 2017, members of the Company’s management met with certain of the Company’s stockholders to listen to their questions and concerns and discuss a variety of topics, including corporate governance, compensation, performance, strategy and other matters.

Board Independence

The Board currently consists of eleven members. The Board has determined that all of the director nominees, except Mr. Carlson, are independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. In making its independence determinations, the Board reviewed (i) information regarding relevant relationships, arrangements or transactions between the Company and each director or parties affiliated with such director, (ii) Company records and (iii) publicly available information. In this regard, the Board considered the following relationships:

•	Jaguar Land Rover, a multinational automotive company where Dr. Ziebart serves as a technical design director, purchases products from the Company in the ordinary course of business.

The amount received from Jaguar Land Rover did not exceed the greater of $1 million or 2% of Jaguar Land Rover’s consolidated gross revenues. Based on the foregoing, the Board concluded that Dr. Ziebart does not directly or indirectly have a material interest in the transaction with Jaguar Land Rover. The Board has also determined that none of the independent directors has a relationship with the Company other than as a director and/or a stockholder of the Company.

Board Leadership Structure and Risk Oversight

Board Leadership

The Board is responsible for selecting the Company’s Chairman of the Board (the “Chairman”) and Chief Executive Officer (the “CEO”). The By-Laws and the Company’s Corporate Governance Guidelines do not require the separation of the positions of the Chairman and the CEO. The Corporate Governance Guidelines permit the Board to determine the most appropriate leadership structure for the Company at any given time and give the Board the ability to choose a Chairman that it deems best for the Company.

The Board periodically evaluates the Company’s leadership structure and determines whether combining or separating the roles of CEO and Chairman is in the best interests of the Company and its stockholders based on circumstances existing at the time. For several years, the Company had separated the positions of CEO and Chairman and had an independent Chairman, although the Board has utilized different structures in the past, including having one person serve as the CEO and the Chairman or having a non-independent Chairman with a lead director.

In May 2014, the Board appointed Jan Carlson to serve as the Chairman, in addition to his role as CEO. The Board believes the combined role of CEO and Chairman under Mr. Carlson is the appropriate leadership structure for the Company at this time. Combining the CEO and Chairman roles under Mr. Carlson provides efficient and effective decision-making and unified leadership for the Company, with a single person setting the tone for management of the Company. Mr. Carlson is well-suited to serve in the Chairman role because his familiarity with the Company’s business enables him to effectively lead the Board in its discussion, consideration and execution of the Company’s strategy. The Board believes that combining the CEO and Chairman roles under Mr. Carlson facilitates the flow of information between the Board and the Company’s management and better enables the Board to fulfill its oversight role.

In considering its leadership structure, the Board believes that the combined roles of Chairman and CEO are appropriately balanced by the designation of a Lead Independent Director. In May 2017, the Board appointed

James M. Ringler as Lead Independent Director to serve as the principal liaison between the Chairman and the other independent directors and to provide independent leadership of the Board’s affairs on behalf of the Company’s stockholders. Mr. Ringler presides over the executive sessions of the independent directors. The duties of the Lead Independent Director include, but are not necessarily limited to, the following:

•	Presides at all meetings of the Board at which the Chairman is not present, including chairing executive sessions of the non-management directors;

•	Serves as liaison between the non-management directors and the Chairman;

•	Has the authority to call meetings of the non-management directors;

•	Approves meeting agendas of the full Board after they are prepared by the Chairman, assures that there is sufficient time for discussion of all agenda items, and facilitates approval of the number and frequency of Board meetings;

•	Is regularly apprised of inquiries from stockholders and involved in correspondence responding to these inquiries when appropriate, and if requested by stockholders, ensures that he or she is available, when appropriate, for consultation and direct communication;

•	Assists the Nominating and Corporate Governance Committee in its annual evaluation of the CEO’s effectiveness as Chairman and CEO, including an annual evaluation of his or her interactions with the directors and ability to provide leadership and direction to the full Board; and

•	Approves information sent to the Board, including the quality and timeliness of such information.

Risk Oversight

The Board is responsible for the oversight of risk management of the Company with various aspects of risk oversight delegated to its committees. The Audit Committee is responsible for monitoring financial risk and discussing risk oversight and management as part of its obligations under the NYSE’s listing standards. The Risk and Compliance Committee is responsible for monitoring legal and regulatory risks and other compliance risks, including those related to ethics practices and information technology and security. The Risk and Compliance Committee periodically receives reports from and reviews with management the Company’s risk management program. The Leadership Development and Compensation Committee oversees the Company’s succession planning programs and policies related to recruiting, retaining and developing management. The Risk and Compliance Committee is responsible for coordinating with the Audit Committee and other Board committees to discuss matters pertaining to risk oversight. In its meetings, the Board receives reports from various Board committees and management, including the CEO and the Company’s Chief Financial Officer (“CFO”) regarding the main strategic, operational and financial risks the Company is facing and the steps that management is taking to address and mitigate such risks. Additionally, the Board will receive periodic risk-related updates from other members of management as necessary.

The Leadership Development and Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for senior management, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Leadership Development and Compensation Committee considered, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and the Company’s compensation recoupment policy. The Leadership Development and Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company. For additional information regarding compensation risk, see page 32 of this Proxy Statement

Board Meetings

The Board met seven times during the year ended December 31, 2017. All directors serving during 2017 participated in at least 80% of the total number of meetings of the Board and committees on which they served. Following each of the meetings of the full Board, the independent directors met in executive session without management participating, for a total of seven times in 2017.

Board Compensation

Directors who are employees of the Company or any of its subsidiaries do not receive separate compensation for service on the Board or its committees. Non-employee directors receive an annual board retainer, which is higher for a non-employee Chairman of the Board, and committee chairs and the Lead Independent Director receive compensation in addition to the retainer for their commitments.

Effective for 2017 service, the Board amended the Director Compensation Policy primarily to (i) provide for payments in advance, rather than in arrears, for a service year that runs from annual meeting to annual meeting, and (ii) provide that one-half of the annual retainer will be paid in the form of restricted stock units (RSUs), rather than fully-vested shares of stock, which RSUs will be granted on the date of the annual meeting and will vest on the earlier of (a) date of the next annual meeting, or (b) the one-year anniversary of the grant date. In addition, the Board revised the non-employee director stock ownership policy to require each non-employee director to acquire and hold shares of the Company’s common stock in an amount equivalent to five times the cash component of the annual Board retainer (as opposed to three times the annual base retainer as a whole), with five years for the existing directors to reach the new ownership requirements.

Compensation levels remain unchanged from 2016 levels, as described below:

Annual Base Retainer
All Non-Employee Directors other than Chairman	$240,000
Non-employee Chairman	$390,000
Lead Independent Director Annual Supplemental Retainer	$40,000
Committee Chair Annual Supplemental Retainers
Audit Committee	$30,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$20,000
Compliance Committee	$20,000

Non-employee directors can elect to defer payment of a pre-determined percentage of their compensation under the Autoliv, Inc. 2004 Non-Employee Director Stock-Related Compensation Plan. In 2017, none of the directors elected to defer any of their compensation.

The following table sets forth the compensation that our non-employee directors earned or were paid during the year ended December 31, 2017 for services rendered as members of the Board during 2017:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)(1)(2)
Robert W. Alspaugh	190,000	120,000	310,000
Aicha Evans(3)	80,000	-	80,000
Leif Johansson	173,333	120,000	293,333
David Kepler	173,333	120,000	293,333
Franz-Josef Kortüm	160,000	120,000	280,000
Xiaozhi Liu	160,000	120,000	280,000
George A. Lorch(3)	100,000	-	100,000
James M. Ringler	206,667	120,000	326,667
Kazuhiko Sakamoto	166,667	120,000	326,667
Wolfgang Ziebart	160,000	120,000	280,000

(1)

The cash portion of director compensation is set in USD and converted to director’s local currency, as applicable, at the then-current exchange rate on the date of payment. Reflects fees paid for services that were rendered during 2017, as follows: (i) a one-time cash payment on the third business day following the 2017 Annual Meeting in satisfaction of both the cash and stock portion of the annual base retainer and the Lead Independent Director and committee chair annual supplemental retainers for service during the period commencing on January 1, 2017 and ending April 30, 2017 (prorated based on the number of full months of service as a non-employee director during such period, if applicable), which one-time payment was made in order to transition to the new service year and payment schedule described above; and (ii) payments for each of the remaining quarterly service periods in 2017 (May – July, August – October and November – January (in the case of the last quarterly service period, prorated for the 2-month period falling in 2017).

(2)	Reflects the grant date fair value calculated in accordance with FASB Topic 718 of 1,156 restricted stock units granted on May 9, 2017, which restricted stock units will vest in one installment on the earlier of the date of the next annual meeting of stockholders or May 9, 2018, subject to the non-employee director’s continued service on the vesting date, subject to certain exceptions. This table does not include the value of the grant of fully-vested shares of the Company’s common stock received as payment of one-half of the 2016 annual retainer at the 2017 annual meeting of stockholders in order to transition to the new service year and payment schedule described immediately above, the cash value of which was included in the “All Other Compensation” column for fiscal year 2016 in order to accurately reflect the compensation the non-employee directors received for services rendered during the year ended December 31, 2016.

(3)	This amount reflects prorated payments to Ms. Evans and Mr. Lorch prior to their departure from the Board in May 2017. All fees were paid in cash.

Corporate Governance Guidelines and Codes of Conduct and Ethics

The Board has adopted Corporate Governance Guidelines to guide the Board in the exercise of its responsibilities. The Board has also adopted a Code of Conduct and Ethics for Directors to assist the individual directors in fulfilling their duties as members of the Board. Since 1998, the Company has also had Standards of Business Conduct and Ethics that apply to all employees of the Company and a Code of Conduct and Ethics for Senior Officers (the Code of Conduct and Ethics for Directors, Code of Conduct and Ethics for Senior Officers and Standards of Business Conduct and Ethics are collectively referred to herein as the “Codes”).

The Company has also adopted a written policy regarding related person transactions (the “Related Person Transactions Policy”), which is part of the Standards of Business Conduct and Ethics. The Company’s Corporate Governance Guidelines, the Codes and the Related Person Transactions Policy, and any amendments or waivers related thereto, are posted on the Company’s website at www.autoliv.com – About Us – Governance – Ethics and Policies, and can also be obtained from the Company in print by request using the contact information below.

Policy on Attending the Annual Meeting

Under the Company’s Corporate Governance Guidelines, the Company’s policy is for all directors to attend the Annual Meeting. All current directors participated in the 2017 annual meeting of stockholders.

Related Person Transactions

As a general matter, the Company prefers to avoid related person transactions (as defined below). The Company recognizes, however, that certain related person transactions may not be inconsistent with the best interests of the Company and its stockholders. The Company’s policy is that all related person transactions must be reviewed and approved or ratified by the Audit Committee or, in certain circumstances, its Chairman. As provided in the Related Person Transactions Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any “Related Person” (as defined in the Related Person Transactions Policy) had, has or will have a direct or indirect interest. In determining whether to approve a related person transaction, the Audit Committee considers all of the known relevant facts and circumstances, including the benefit of the transaction to the Company, the terms of the agreement with the Related Person, the possible impact on a director’s independence, the availability of other sources for goods or services comparable to those provided by the Related Person, and any other information regarding the transaction or the Related Person that may be material.

Since the beginning of 2017, no transactions took place or are currently proposed that the Company determined to require disclosure under Section 404(a) of Regulation S-K.

Communicating with the Board

Any stockholder or other interested party who desires to communicate with the Board, the lead independent director or the independent directors regarding the Company can do so by writing to such person(s) at the following address:

Board/Independent Directors

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20600

Fax: +46 8 587 20633

E-mail: legalaffairs@autoliv.com

Communications with the Board or the independent directors may be sent anonymously and are not screened. Such communications will be distributed to the specific director(s) requested by the stockholder or interested party, to the Board or to sessions of independent directors as a group.

Committees of the Board

There are three standing committees of the Board: the Audit Committee, the Leadership Development and Compensation Committee and the Nominating and Corporate Governance Committee. The Board has also formed a special Risk and Compliance Committee. Until May 2017, the “Leadership Development and Compensation Committee” had been known as the “Compensation Committee,” and the “Risk and Compliance Committee” had been known as the “Compliance Committee”. The Board has determined that all members of the Audit, the Leadership Development and Compensation, the Nominating and Corporate Governance and the Risk and Compliance Committees qualify as independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. While no formal policy exists regarding the attendance of the CEO and the Chairman at committee meetings, the practice of the Board is to invite the CEO and the Chairman to attend each committee meeting and excuse them when matters relating to them are discussed. The Lead Independent Director is also invited to attend all committee meetings. The following table shows the composition of the committees of the Board:

Board Committee Composition
	January 1 – May 9, 2017	May 9, 2017 – Current
Audit Committee	Robert W. Alspaugh (C) Aicha Evans David E. Kepler Wolfgang Ziebart	Robert W. Alspaugh (C) David E. Kepler Wolfgang Ziebart
Leadership Development and Compensation Committee	James M. Ringler (C) Aicha Evans Leif Johansson Xiaozhi Liu George A. Lorch	James M. Ringler (C) Leif Johansson Xiaozhi Liu
Nominating and Corporate Governance Committee	George A. Lorch (C) Leif Johansson Franz-Josef Kortüm Xiaozhi Liu James M. Ringler	Leif Johansson (C) Franz-Josef Kortüm Xiaozhi Liu James M. Ringler
Risk and Compliance Committee	Kazuhiko Sakamoto (C) Robert W. Alspaugh David E. Kepler Wolfgang Ziebart	David E. Kepler (C) Robert W. Alspaugh Kazuhiko Sakamoto Wolfgang Ziebart

The Audit Committee appoints, subject to stockholder ratification, the Company’s independent auditors and is responsible for the compensation, retention and oversight of the work of the independent auditors and for any special assignments given to such auditors. The Audit Committee also (i) reviews the annual audit and its scope, including the independent auditors’ letter of comments and management’s responses thereto; (ii) approves any non-audit services provided to the Company by its independent auditors; (iii) reviews possible violations of the Company’s business ethics and conflicts of interest policies; (iv) reviews any major accounting changes made or contemplated; (v) reviews the effectiveness and efficiency of the Company’s internal audit staff; and (vi) monitors financial risk and discusses risk oversight and management as part of its obligations under the NYSE’s listing standards. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors’ examinations. The Audit Committee is also responsible for the review and approval of related person transactions. Members of this committee are Messrs. Alspaugh (Chairman), Kepler and Ziebart. The Audit Committee met eight times in 2017.

The Leadership Development and Compensation Committee advises the Board with respect to the compensation to be paid to the directors and executive officers of the Company and is responsible for both advising the Board with respect to the terms of contracts to be entered into with the senior executives of the Company and approving such contracts. The committee also administers the Company’s cash and stock incentive plans and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement. The Leadership Development and Compensation Committee also assists the Board in developing principles and policies related to management succession and the recruiting, retention and ongoing development of senior management. Members of this committee are Messrs. Ringler (Chairman) and L. Johansson and Dr.  Liu. The Leadership Development and Compensation Committee met five times in 2017.

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board by reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness, and developing and implementing the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and Bylaws. Members of this committee are Messrs. L. Johansson (Chairman) Kortüm and Ringler and Dr. Liu. The Nominating and Corporate Governance Committee met four times in 2017.

The Risk and Compliance Committee was formed as a special committee of the Board in June 2011 to assist the Board in overseeing the Company’s compliance program with respect to (i) compliance with the laws and regulations applicable to the Company’s business and (ii) compliance with the Company’s Standards of Business Conduct and Ethics and related policies by employees, officers, directors and other agents and associates of the Company that are designed to support lawful and ethical business conduct by the Company and its employees and promote a culture of compliance. The Risk and Compliance committee reviews with and receives reports from management on the Company’s risk framework. The Risk and Compliance Committee also oversees the investigation of any alleged noncompliance with law or the Company’s compliance programs policies or procedures that is reported to the Risk and Compliance Committee (except any relating to financial compliance, which are overseen by the Audit Committee). Members of this committee are Messrs. Kepler (Chairman), Alspaugh, Sakamoto and Ziebart. The Risk and Compliance Committee works closely with the other committees of the Board and has three members that also serve on the Audit Committee, one of which serves as the Chairman. The Risk and Compliance Committee met four times in 2017.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee acts pursuant to a written charter. The committee’s current charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Audit Committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Each member is financially literate and possesses accounting or related financial management expertise, and Mr. Alspaugh has been determined by the Board to qualify as an “audit committee financial expert” as defined by the SEC. Pursuant to the charter of the Audit Committee, no member of the Audit Committee may serve on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such Audit Committee member to effectively serve on the Audit Committee. The Board has discussed this simultaneous service with Mr. Alspaugh, including the demands and time commitment attendant to such simultaneous service, and determined that such service would not impair his ability to effectively serve on the Audit Committee. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with the Company’s management and independent auditors. The Company’s management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement on AS No. 16, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Company’s independent auditors provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the independent auditors’ independence. The Audit Committee reviews and oversees the independence of the independent auditors and has concluded that the independent auditors’ provision of non-audit services to the Company is compatible with the independent auditors’ independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

The Audit Committee can be contacted regarding accounting, internal accounting controls, or auditing matters as follows:

The Audit Committee

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee will receive all such communications after it has been determined that the contents represent a message to the committee.

Robert W. Alspaugh, Chairman

David E. Kepler

Wolfgang Ziebart

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals who are qualified to serve as directors of the Company and on committees of the Board. The Nominating and Corporate Governance Committee further advises the Board on composition and procedures of committees and is responsible for maintaining the Company’s Corporate Governance Guidelines and overseeing the evaluation of the Board and its committees and members of the Company’s management.

The Nominating and Corporate Governance Committee acts pursuant to a written charter. A copy of the committee’s charter is available on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each of the members of the committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee considered and recommended that Mr. Robert W. Alspaugh, Mr. Jan Carlson, Mr. Hasse Johansson, Mr. Leif Johansson, Mr. David E. Kepler, Mr. Franz-Josef Kortüm, Dr. Xiaozhi Liu, Mr. James M. Ringler, Mr. Kazuhiko Sakamoto, Mr. Ted Senko and Dr. Wolfgang Ziebart be nominated for election by the stockholders at the Annual Meeting. Dr. Liu, Dr. Ziebart and Messrs. Alspaugh, H. Johansson, L. Johansson, Kepler, Kortüm, Ringler, Sakamoto and Senko are each “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee will consider a director candidate nominated by a stockholder provided such nomination is submitted to the committee within the time period set forth in Article II, Section 6 of the By-Laws. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the candidates, including the following: candidate has (i) attained a position of leadership in the candidate’s area of expertise, (ii) business and financial experience relevant to the Company, (iii) demonstrated sound business judgment, (iv) expertise relevant to the Company’s lines of business, (v) independence from management, (vi) the ability to serve on standing committees and (vii) the ability to serve the interests of all stockholders. The Nominating and Corporate Governance Committee routinely considers board candidates with a broad range of educational and professional experiences from a variety of countries. While the Board has no separate formal policy, the Company’s Corporate Governance Guidelines provide that the backgrounds and experiences of the director nominees shall reflect the global operations of the Company. The current Board consists of directors who are citizens of or reside in multiple countries including the U.S., Sweden, Japan, China and Germany and directors with a wide range of management, operating, finance and engineering skills. The Nominating and Corporate Governance Committee, the Board and the Company place a high priority on diversity, with a particular emphasis on seeking out individuals with a wide variety of management, operating, engineering, technology and finance experiences and skills that are critical to managing the Company as well as individuals from the Company’s different operating regions. The Nominating and Corporate Governance Committee continues to look for opportunities to further progress its diversity initiatives.

The Nominating and Corporate Governance Committee identifies potential director nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above. The Nominating and Corporate Governance Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee collects and reviews publicly available information regarding the person to determine whether further consideration should be given to the person’s candidacy. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chairman of the committee or another member of the committee will contact such person. Generally, if the person expresses a willingness to be considered to serve on the Board, the Nominating and Corporate Governance Committee will request information from the candidate, review the candidate’s accomplishments and qualifications in light of the qualifications of any individuals the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary when a candidate is recommended by a stockholder.

The Nominating and Corporate Governance Committee can be contacted as follows:

The Nominating and Corporate Governance Committee

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Leif Johansson, Chairman

Franz-Josef Kortüm

Xiaozhi Liu

James M. Ringler

Leadership Development and Compensation Committee Duties, Procedures and Policies

The Leadership Development and Compensation Committee acts pursuant to a written charter. The charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Leadership Development and Compensation Committee has been determined by the Board to be “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Leadership Development and Compensation Committee is responsible for (i) reviewing annually the Company’s executive compensation plans in light of the Company’s goals and objectives of such plans; (ii) evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, together with the other independent directors, determining and approving the Chief Executive Officer’s compensation level based on this evaluation; (iii) evaluating annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and setting the compensation of such other executive officers based on this evaluation; (iv) evaluating annually the appropriate level of compensation for Board and committee service by non-employee directors; (v) reviewing and approving any severance or termination arrangements to be made with any executive officer of the Company; (vi) reviewing perquisites or other personal benefits to the Company’s executive officers and directors and recommending any changes to the Board; (vii) developing the Company’s plans for management succession and recruiting, retaining and developing management; (viii) reviewing and discussing with management the CD&A, beginning on page 23 of this Proxy Statement, and based on that review and discussion, recommending to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K; (ix) preparing the Leadership Development and Compensation Committee Report for inclusion in the annual proxy statement or annual report on Form 10-K; and (x) reviewing the description of the Compensation Committee’s process and procedures for the consideration and determination of executive officer and director compensation to be included in the Company’s annual proxy statement or annual report on Form 10-K.

The Leadership Development and Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation. In 2017, the Leadership Development and Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent advisor. FW Cook reported directly to the Compensation Committee with respect to executive compensation matters. In 2017, the Company also engaged Willis Towers Watson (“Towers Watson”) as a compensation consultant. For additional information regarding the role of each of these compensation consultants and the scope of their engagement, see page 31 of this Proxy Statement.

The Leadership Development and Compensation Committee considered the independence of Towers Watson and FW Cook in light of the SEC rules and NYSE listing standards. The Leadership Development and Compensation Committee also received a letter from each of Towers Watson and FW Cook addressing their independence. The Leadership Development and Compensation Committee considered the following factors in determining the independence of the compensation consultants: (i) other services provided to the Company by each of Towers Watson and FW Cook; (ii) fees paid by the Company as a percentage of each consultant’s total revenue; (iii) policies or procedures maintained by Towers Watson and FW Cook that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Leadership Development and Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between the Company’s executive officers and Towers Watson or FW Cook or the individual consultants involved in the engagement. The Leadership Development and Compensation Committee discussed these independence factors and concluded that the work of Towers Watson and FW Cook did not raise any conflicts of interest.

The Leadership Development and Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate to any subcommittee such power and authority as it deems appropriate provided that no subcommittee shall consist of fewer than two members and that the Leadership Development and Compensation Committee shall not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Leadership Development and Compensation Committee as a whole. Under the Company’s 1997 Stock Incentive Plan, as amended and restated (the “1997 Plan”), the Leadership Development and Compensation Committee may, to the extent that any such action will not prevent the 1997 Plan from complying with applicable rules and regulations, delegate any of its authority thereunder to such persons as it deems appropriate. In addition, the Leadership Development and Compensation Committee has delegated the authority to determine certain grants under the Company’s long-term incentive plan to the CEO, subject to established grant limits. The Leadership Development and Compensation Committee reviews the compensation levels set by the CEO under the long-term incentive program.

The Group Vice President for Human Resources of the Company generally acts as Secretary of the Leadership Development and Compensation Committee.

The Leadership Development and Compensation Committee can be contacted as follows:

The Leadership Development and Compensation Committee

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Leadership Development and Compensation Committee Interlocks and Insider Participation

The Leadership Development and Compensation Committee is comprised exclusively of directors who have never been employed by the Company and who are “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on the Company’s Leadership Development and Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers either served on the compensation committee of such entity or served as a director of the Company.

Leadership Development and Compensation Committee Report1

The Leadership Development and Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2017 Annual Report on Form 10-K.

James M. Ringler, Chairman

Leif Johansson

Xiaozhi Liu

The Swedish Corporate Governance Code

Swedish companies with shares admitted to trading on a regulated market in Sweden, including the Nasdaq Stockholm, are subject to the Swedish Corporate Governance Code (the “Swedish Code”). This is a codification of best practices for Swedish listed companies based on Swedish practices and circumstances. The Swedish Code follows a “comply or disclose” approach; its recommendations are not binding on companies but if its recommendations are not complied with, the deviation must be explained. A non-Swedish company listed in Sweden can elect to either apply the Swedish Code or the corresponding local rules and codes where the company’s shares have their primary listing or where the company is headquartered. As a Delaware corporation with its primary listing on the NYSE, the Company has elected to apply U.S. corporate governance rules and standards. These U.S. rules and standards are described in the “Corporate Governance” section beginning on page 8 of this Proxy Statement. In addition, this Proxy Statement provides detailed information on various subjects covered by the Swedish Code.

Forward-Looking Statements

This Proxy Statement contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that the Company or its management believes or anticipates may occur in the future. All forward-looking statements including, without limitation, statements related to the Company’s expected spin-off and the terms and timing of the consummation of such transaction, management’s examination of historical operating trends and data as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements.

In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation: statements related to the Company’s expected spin-off and the terms and timing of the consummation of such transaction; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies; consolidations or restructuring or divestiture of customer brands; unfavorable fluctuations

[1]	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits including higher funding requirements for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified in Item 1A “Risk Factors” in our Annual Report for the fiscal year ended December 31, 2017 and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report for the fiscal year ended December 31, 2017.

For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Jan Carlson, Chairman of the Board, President and Chief Executive Officer, can be found on page 4 of this Proxy Statement):

Mats Backman, age 50, Chief Financial Officer and Group Vice President, Finance since May 2016. From 2013 until his appointment to his current position, Mr. Backman served as Executive Vice President and Chief Financial Officer of Sandvik AB (“Sandvik”), a maker of high-tech tools, tooling systems and steel and alloy products. Mr. Backman has been with Sandvik since 2007, and also served as its Acting President and Chief Executive Officer from August 2015 through October 2015, its Senior Vice President & Chief Financial Officer, Tooling from 2012 to 2013, and its Chief Financial Officer, IT & Business Development, Sandvik Machining Solutions from 2009 to 2012. Mr. Backman has been nominated for election to the board of directors of Gränges AB, a Swedish public company that is a global supplier of rolled aluminum products for heat exchanger applications, at its May 3, 2018 annual general meeting. Mr. Backman has a BSc in Business Administration & Economics from the University of Stockholm in Sweden.

Mikael Bratt, age 51, President, Passive Safety since May 2016. Prior to joining Autoliv, Mr. Bratt spent almost 30 years with the Volvo Group, including most recently as EVP Group Trucks Operations, part of the group executive management team since 2008, in which role he managed a team of 35,000 people, 50 factories, 60 distribution centers and an annual turnover of approximately $18 billion. Prior to this, he served as Chief Financial Officer of the Volvo Group. Mr. Bratt studied business administration at the University of Gothenburg, Sweden.

Karin Eliasson, age 56, Group Vice President Human Resources since August 2014, and in an expanded role as Group Vice President Human Resources and Sustainability since March 2017. Prior to joining Autoliv Ms. Eliasson was Senior Vice President and Head of Group Human Resources at TeliaSonera AB, a leading Nordic and Baltic telecommunications company, since 2008. Prior to joining TeliaSonera, Ms. Eliasson was Senior Vice President Human Resources at Svenska Cellulosa Aktiebolaget, SCA. She was previously the CEO of Novare Human Capital AB and Vice President Organizational Development at Stora Enso AB. Ms. Eliasson is a board member of PRI Pensionsgaranti and Vice Chairman of assembly of representatives, Skandia. She holds a Bachelor of Science in Human Resources from Mid Sweden University, Sweden.

Steven Fredin, age 56, Chief Technology Officer and Group Vice President Business Development since October 2016, after being Group Vice President Sales & Engineering since September 2014 and President Autoliv Americas since March 2011 and Vice President Engineering previous to that. Mr. Fredin has worked for Autoliv since 1988 and has been a key technical leader in virtually all of Autoliv’s product areas. Mr. Fredin has also served as Director Global System Development of the Company and Vice President of Seatbelt Development for Autoliv North America. Mr. Fredin holds a Bachelor of Science degree in Mechanical Engineering from Michigan Technological University.

Thomas Jönsson, age 51, Group Vice President of Corporate Communications since May 2013. Prior to joining Autoliv on January 21, 2013, Mr. Jönsson was Vice President of Brand and External Communications for TeliaSonera, a leading Nordic and Baltic telecommunications company, a position he held from June 2010 to December 2012. Before joining TeliaSonera, Mr. Jönsson had an international career in communications working for Nokia, a global telecommunications company, which he joined in 1999. During his 11 years with Nokia, he held various positions in Sweden, the United Kingdom, Finland, and China. Mr. Jönsson started his career in communications with Intel Corporation in 1996. He studied Business Administration at the University of Stockholm.

Johan Löfvenholm, age 48, President, Electronics since October 2016, after being Group Vice President Products & Process Development since September 2014, Chief Technology Officer since March 2014 and Vice President Engineering since November 2011. Mr. Löfvenholm has worked for Autoliv since 1995 when he started his career as a trainee. Since then he has held several positions within the Company, such as Product Development Manager of Autoliv Sweden and Tech Center Director of Autoliv Sweden. In December 2004, Mr. Löfvenholm took on a regional responsibility when he was appointed Director of Technical & Marketing for Autoliv Asia Pacific. In this role he was also a member of the Asia Pacific Management Team as well as a member of the Autoliv Research & Development Board. In January 2008, Mr. Löfvenholm was appointed President of Autoliv India and was responsible for all Autoliv operations in India and in parallel also engaged in his previous engineering role. In July 2010, Mr. Löfvenholm took on the position of Vice President Electronics Europe, with responsibility for all passive electronic operations in Europe as well as membership on the Autoliv Europe and Electronics Management Board teams. Mr. Löfvenholm holds a Master of Science in Engineering from Chalmers University of Technology in Gothenburg, Sweden.

Svante Mogefors, age 63, Group Vice President Quality, since April 2005, after having been Director Corporate Quality of Autoliv AB since 2003. In March 2009, Mr. Mogefors took the additional role of Vice President Manufacturing. Mr. Mogefors initially joined Autoliv in 1985 and has experience in several roles within the Company, including in the areas of product development, process implementations and quality control. Between 1990 and 1996, Mr. Mogefors was for a period President of Lesjöfors Herrljunga AB and for another period President of Moelven E-Modul AB. Mr. Mogefors holds a Master of Science degree from the Chalmers University of Technology in Gothenburg, Sweden.

Lars Sjöbring, age 50, Group Vice President Legal Affairs, General Counsel and Secretary since November 2015. Mr. Sjöbring most recently served as Senior Vice President and General Counsel of Transocean Ltd., a leading international provider of offshore contract drilling services, from March 2014 through November 2015. Prior to his time with Transocean, Mr. Sjöbring served as Autoliv’s Vice President Legal Affairs, General Counsel and Secretary from September 2007 until February 2014. Mr. Sjöbring has also held various positions with Telia AB, the predecessor to TeliaSonera AB; Skadden Arps, Slate, Meagher and Flom LLP; and at Nokia Corporation. Mr. Sjöbring holds Master of Law degrees from the University of Lund in Sweden and Amsterdam School of International Relations (ASIR) in the Netherlands; and a Master of Corporate Law degree from Fordham University School of Law in New York. Mr. Sjöbring is admitted to practice law in the State of New York.

Expected Changes in Management Related to the Spin-Off

On December 12, 2017, the Company announced its intention to spin off its Electronics business into an independent, publicly traded company called Veoneer, Inc. (“Veoneer”). In connection with the spin-off, certain current executive officers of the Company are expected to be appointed as officers of Veoneer. Jan Carlson, the current Chief Executive Officer of the Company, will be the Chief Executive Officer of Veoneer. He will assume this role as of the effective date of Autoliv’s internal reorganization of its corporate legal structure to align with its two business segments (the “Reorganization”), while continuing to serve in his current role at the Company until the spin-off is completed. After completion of the spin-off, Mikael Bratt, the current President of the Company’s Passive Safety business, will be the Chief Executive Officer of the Company. Following completion of the spin-off, Johan Löfvenholm, the current President of the Electronics business of the Company, will be the Chief Operating Officer of Veoneer and Lars Sjöbring, the current General Counsel, Group Vice President, Legal Affairs of the Company, will become General Counsel and Executive Vice President, Legal Affairs of Veoneer. Thomas Jönsson, the current Group Vice President, Corporate Communications of the Company, will be Veoneer’s Executive Vice President, Communication following completion of the spin-off. Additionally, as of the effective date of the Reorganization, Steve Fredin will no longer serve as the Chief Technology Officer of the Company and has entered into a separation agreement with the Company pursuant to which he will cease providing services to the Company on January 1, 2019. Karin Eliasson has also entered a separation agreement with the Company pursuant to which she will transition out of her role with the Company in 2018 and cease providing services to the Company in 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2017 for each person known by us to beneficially own more than 5% of our common stock, except where otherwise noted, and as of March 15, 2018 for (i) each of our directors and nominees; (ii) our named executive officers (as defined on page 23 of this Proxy Statement); and (iii) all of our directors, named executive officers and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)

Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Alecta pensionsförsäkring, ömsesidigt(3)	8,262,500	9.49%
Regeringsgatan 107, SE-103 73
Stockholm, Sweden
Cevian Capital II GP Limited(4)	6,530,530	7.5%(4)
11-15 Seaton Place
St. Helier, Jersey JE4 0QH, Channel Islands
AMF Pensionsförsäkring AB(5)	5,529,279	6.35%
Klara Södra Kyrkogata 18
SE-113 88, Stockholm, Sweden

Directors and Named Executive Officers
Robert W. Alspaugh	3,800	*
Mats Backman	331	*
Mikael Bratt	331	*
Jan Carlson	122,730	*
Steven Fredin	16,140	*
Hasse Johansson(6)	0	*
Leif Johansson	12,906	*
David Kepler	1,740	*
Franz-Josef Kortüm	2,047	*
Xiaozhi Liu	3,586	*
James M. Ringler	4,883	*
Kazuhiko Sakamoto	3,544	*
Ted Senko(6)	0	*
Lars Sjöbring	791	*
Wolfgang Ziebart	1,906	*

All directors, named executive officers and executive officers as a group (19 individuals)(7)	216,439	*

* Less than 1%

(1)	Based on 87,087,509 shares of the Company’s common stock outstanding as of February 28, 2018 except as noted below. The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated.

(2)	Includes restricted stock units that vested on February 15, 2018 and February 16, 2018 and shares which the following individuals have the right to acquire upon exercise of options exercisable within 60 days: Jan Carlson – 26,562 shares and Steven Fredin – 9,362 shares.

(3)	The number of shares owned was provided by Alecta pensionsförsäkring, ömsesidigt pursuant to Amendment No. 7 to its Schedule 13G filed with the SEC on February 7, 2018, indicating beneficial ownership as of December 31, 2017. Alecta pensionsförsäkring, ömsesidigt reported sole power to vote and dispose of all such shares.

(4)	The number of shares owned was provided by Cevian Capital II GP Limited (“Cevian”) pursuant to Amendment No. 1 to its Schedule 13D filed with the SEC on March 13, 2018, indicating beneficial ownership as of March 12, 2018. Cevian reported sole power to vote and dispose of all such shares. The ownership percentage for Cevian used in its Schedule 13D/A is calculated based upon 87,087,509 shares of Common Stock outstanding as of February 28, 2018.

(5)	The number of shares owned was provided by AMF Pensionsförsäkring AB, pursuant to Amendment No. 5 to its Schedule 13G filed with the SEC on February 7, 2018, indicating beneficial ownership as of December 31, 2017. AMF Pensionsförsäkring AB reported sole power to vote and dispose of 3,300,000 shares and shared power to vote and dispose of 2,229,279 shares.

(6)	Mr. H. Johansson and Mr. Senko were elected to the Board of Directors on March 2, 2018.

(7)	Includes 57,667 shares issuable upon exercise of options exercisable within 60 days and restricted stock units that vested on February 15, 2018 and February 16, 2018.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (CD&A) describes the material elements of compensation awarded to, earned by, or paid to each of the Company’s “named executive officers” during the last completed fiscal year, and discusses the principles and decisions underlying our executive compensation policies and the most important factors relevant to an analysis of these decisions and policies.

Our Named Executive Officers in 2017

In accordance with the relevant rules and regulations promulgated by the SEC, our “named executive officers” are the CEO, the CFO and three other executive officers who had the highest total compensation during 2017.

These individuals are as follows:

•	Jan Carlson (President and CEO),

•	Mats Backman (CFO and Group Vice President, Finance),

•	Mikael Bratt (President, Passive Safety),

•	Steven Fredin (CTO and Group Vice President, Business Development), and

•	Lars Sjöbring (Group Vice President Legal Affairs, General Counsel and Secretary).

Executive Summary

The following provides a brief overview of our fiscal year 2017 compensation program for our named executive officers:

•	Total compensation for our named executive officers in 2017 continued to consist of base salary, annual non-equity incentives, long-term equity incentives and retirement/pension related benefits.

•	The compensation of our named executive officers is significantly affected by our financial results. In 2017:

•	Each of our named executive officers other than Mr. Bratt was eligible to earn an annual non-equity incentive award based on our group operating income.

•	Mr. Bratt was eligible to earn an annual non-equity incentive award based group operating income (75%), Passive Safety segment’s Cash Conversion (12.5%) and Passive Safety segment’s Non-quality Costs (12.5%).

•	Performance shares (PSs) comprised 50% of our long-term incentive program for 2017 and the criteria for all named executive officers were “Group CAGR Sales Growth” and “EPS CAGR Growth in Relation to Global Light Vehicle Production Growth”, each weighted equally and in each case measured over a period of three years.

•	Commencing with the grants in February 2017, dividend equivalent rights will accrue on PSs and restricted stock units (RSUs). Any cash dividend paid with respect to our common stock for which the record date occurs on or after the grant date and for which the payment date occurs on or before the vesting date will result in a credit of additional PSs and RSUs subject to the same vesting schedule as the underlying PSs and RSUs.

•	As a result of its compensation risk assessment during 2017, the Leadership Development and Compensation Committee (the “Compensation Committee”) concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Autoliv.

Compensation Philosophy

Our Compensation Philosophy(1) for our executive management is set forth below.

Dimension	Description
Main Principles	The Company believes that to achieve its strategic and financial objectives, it is necessary to attract, motivate and retain exceptional management talent. In addition, total compensation offered to our executive management should provide a shared responsibility for overall Company results which is aligned with the interests of the Company’s stockholders. Our compensation strategy is therefore based on principles of performance, competitiveness and fairness.
Compensation Objectives

To meet our compensation philosophy, the compensation programs we provide have the following objectives:

Objective A: Offer total compensation and benefits sufficient to attract, motivate and retain the management talent necessary to ensure the Company’s continued success.

Objective B: Align the interests of the executives and the stockholders.

Objective C: Reward performance in a given year and over a sustained period using straightforward programs to communicate our performance expectations.

Objective D: Encourage company-wide cooperation among members of the executive, regional and business unit management teams and throughout the Company.

Compensation Mix	The Company seeks a balanced distribution of fixed and variable incentive compensation elements over time by using several components of compensation. Total compensation for our named executive officers consists of base salary, annual non-equity incentives, long-term equity incentives, retirement/pension and other benefits. The Company believes that a balanced compensation structure focuses our executive officers on increasing long-term stockholder value while providing fewer incentives for undue risk in the short-term.
Component 1 Base Salary

Supporting Objective A

Purpose: Provides a set level of pay that sustained individual performance warrants. A competitive base salary is important to attract and retain an appropriate caliber of talent for the position.

The Compensation Committee also intends for base salary to comprise, on average over time, 40% of total direct compensation for the CEO and 50% for other named executive officers.

Component 2 Short-Term Incentive

Supporting Objective A, B, C & D

Purpose: Recognizes short-term performance against established annual financial performance goals and creates focus and engagement in delivering results.

Annual non-equity incentive awards are always capped and directly tied to the Company’s and/or its respective business segments’ performance.

Component 3 Stock Incentive	Supporting Objective A, B,C & D Purpose: Provides our executive officers with incentives to build longer-term value for our stockholders while promoting retention of critical executives.

Dimension	Description
Component 4 Pension / Retirement and Other Benefits

Supporting Objective A

Purpose: Provides additional value for our executives by competitive and market- aligned benefits.

All newly hired or promoted senior executives participate in defined contribution plans rather than defined benefit plans (with the exception of certain senior executives that participate in location-specific defined benefits plans)

Market and Market Position	The Compensation Committee’s objective is to approximate the market median(1) for base salaries as well as total direct compensation of the relevant market data primarily linked to the country in which the named executive officer is located. The Committee also may take a relevant international peer group comparison into account as a secondary input to compensation setting process.(1)
How to Use Market Data

We consider the competitive environment where our significant operations and markets are located in order to provide a compensation package that optimizes value to the participant and cost to the Company. The Compensation Committee and management believe that it is their responsibility to use discretion and make informed judgments as to individual compensation packages or pay levels that may occasionally deviate above or below our target pay strategy based on such factors as:

1. Individual performance and potential relative to market.

2. Long-term succession planning and talent management.

3. Business conditions in our industry or the market overall as well as business or regulatory conditions in the executive’s area of responsibility.

4. Cases where individuals are asked to step into new roles and responsibilities for specific projects or strategic initiatives.

(1)	In 2017, the Compensation Committee made certain changes to our stated compensation philosophy, including stating that the Compensation Committee’s objective is that base salaries and total direct compensation approximate the median of the relevant market data (opposed to the market median, +/- 25%) and adding that it may use an international peer group as a secondary input in the compensation process.

Base Salaries

Initial base salaries are primarily a function of the Compensation Committee’s assessment of (i) market compensation levels, (ii) the references made to base salary in our compensation philosophy for executive management, (iii) the compensation required to attract and retain the executive, and (iv) the Company’s need to fill the position either internally or externally. Also, in deciding compensation levels during the compensation review at the beginning of 2017, one of the Compensation Committee’s objectives was for base salaries and total direct compensation to approximate the market median (+/- 25%) of the relevant market data linked to the country in which the named executive officer was located. As part of the 2017 compensation review, the Compensation Committee increased based salaries for our named executive officers by approximately 4-5%, consistent with general market practice.

Non-Equity Incentives

Members of our executive management team, including our named executive officers, are eligible to earn an annual non-equity incentive award based on achievement against pre-established performance criteria. Target payout amounts are reflected as a percentage of the executive’s base salary, as set forth in the following table.

Annual Non-Equity Incentive Opportunity for Our Named Executive Officers in 2017
Named Executive Officer	Incentive as a % of Base Salary
	Threshold	Target	Maximum
Jan Carlson	0%	75%	150%
Mats Backman	0%	45%	90%
Mikael Bratt	0%	45%	90%
Steven Fredin	0%	45%	90%
Lars Sjöbring	0%	35%	70%

Our annual non-equity incentive award program used a single performance criterion for many years – “Group Operating Income”. The Company believes that using a limited number of established measures critical for the success of our business provides clear direction to our executives and promotes our goal of a “one Autoliv” approach through shared responsibility for overall results. In addition, the Company believes that a limited number of performance metrics enhances the transparency of our annual incentive program and provides easy-to-understand information to our investors. Finally, we believe that limited number of metrics based on overall Company / Segment performance rather than individual or local performance mitigates the risk of excessive risk-taking that could arise from individual performance based incentives. We still believe this simple, transparent approach supports good corporate governance, a belief that is evidenced by the program operating with limited changes for several years.

However, the Company also recognizes that using a limited number of performance metrics has limitations. For instance, where the overall market for the Company’s products is impacted by extraordinary economic circumstances, a single performance metric based on profit may result in no annual non-equity incentive awards being attainable, even if the Company out-performs its competitors and the overall market generally. Similarly, extraordinary, non-recurring events may also impact whether annual non-equity incentive awards are attained or not, resulting in unintended incentives for management.

In order to balance the competing interests described above, the Compensation Committee changed our non-equity incentive award program for 2017 to include performance criteria related to our segments for those executives in roles that are responsible for segments, as summarized in the table below.

Named Executive Officer	Performance Criteria
	Group Operating Income	Passive Safety Cash Conversion	Passive Safety Non-Quality Cost
Jan Carlson	100%	-	-
Mats Backman	100%	-	-
Mikael Bratt	75%	12.5%	12.5%
Steven Fredin	100%	-	-
Lars Sjöbring	100%	-	-

Group Operating Income

Group Operating Income is defined as “the Company’s U.S. GAAP reported “Earnings Before Income Taxes” as reported in the Company’s audited financial statements.

Achievement of the group operating income goal was determined based on the Company’s “Operating Income” in 2017 in comparison to the previous year’s “Operating Income”.

•	Threshold: If the Operating Income is 70% or less of the previous year’s Operating Income, the Company does not pay any annual incentive.

•	Maximum: If the Operating Income is 130% or more of the previous year’s Operating Income, the payment equals two times the target amount, the maximum payout.

•	Target: If the Operating Income is between 70% and 130% of the previous year’s Operating Income, the incentive is calculated through linear interpolation (“along a straight line”) between said levels.

During 2017, the Company recognized a non-cash impairment of goodwill in the Autoliv Nissan Brake Systems joint venture (of which the Company owns 51%) and incurred projected costs related to the separation and spin-off. After the close of the year, the Compensation Committee considered the impact of these events on Operating Income, and determined that these events’ negative impact on Operating Income did not reflect the underlying operational performance of the participants in 2017. The Committee, therefore, adjusted the calculation of Operating income for 2017 to exclude the impact of these two extraordinary items. After such adjustment, Operating Income for 2017 was 100% of 2016 Operating Income, resulting in a payout level at 100% of the target payout.

Passive Safety Cash Conversion

Cash Conversion for our Passive Safety segment is defined as “external operating cash flow in relation to the reported operating income.”

Achievement of the Cash Conversion goal was determined based on the Passive Safety segment’s Cash Conversion in 2017 in comparison to the previous year’s Cash Conversion.

•	Threshold: If the Cash Conversion is 80% or less of the previous year’s Cash Conversion, the Company does not pay any annual incentive.

•	Maximum: If the Cash Conversion is 120% or more of the previous year’s Cash Conversion, the payment equals two times the target amount, the maximum payout under the program.

•	Target: If the Cash Conversion is between 80% and 120% of the previous year’s Cash Conversion, the incentive is calculated through linear interpolation between said levels.

“Passive Safety Cash Conversion” for 2017 was 22% lower than 2016 Cash Conversion resulting in no payout.

Passive Safety Non-Quality Cost

Non-Quality Cost is defined as “the aggregated non-quality costs in relation to net sales of Passive Safety Segment. Non-quality costs include premium freight in/out, waste & scrap, inventory adjustments and sub-contracted rework.”

Achievement of the Non-Quality goal was determined based on the Passive Safety segment’s Non-Quality Cost in 2017 in comparison to the previous year’s Non-Quality Cost.

•	Threshold: If the Non-Quality Cost is 100% or more of the previous year’s Non-Quality Cost, the Company does not pay any annual incentive.

•	Maximum: If the Non-Quality Cost is 70%% or less of the previous year’s Non-Quality Cost, the payment equals two times the target amount, the maximum payout under the program.

•	Target: If the Non-Quality Cost is between 100% and 70% of the previous year’s Non-Quality Cost, the incentive is calculated through linear interpolation between said levels.

Passive Safety Non-Quality Cost for 2017 was 17% lower than 2016 Non-Quality Cost and payout level was 115% of the weighted target payout.

Actual Non-Equity Incentive Award Levels

Annual non-equity incentive awards are directly tied to the Company’s performance. Accordingly, over the last several years, the amount of the non-equity incentive awards earned by our named executive officers has varied greatly, as reflected in the table below.

Actual Pay-Out Annual Non-Equity Incentive Program
Year	All Named Executive Officers except Mikael Bratt	Mikael Bratt
2017	1.00 x target	0.89 x target
2016	1.55 x target	1.55 x target
2015	1.02 x target	N/A

The Compensation Committee may exercise its discretion, subject to the terms and conditions of the Company’s compensation plans, to propose certain adjustments to performance metrics. As discussed above, the Compensation Committee exercised such discretion in 2017, but had not done so in recent years prior.

Changes to Non-Equity Incentive Program. For information regarding the changes we implemented to our Non-Equity Incentive Program in 2018, see “Material Changes to 2018 Compensation Program” later in this CD&A.

Equity Incentives

Long-term equity incentives (LTI) for our named executive officers and other key employees represent a significant part of their total direct compensation. In 2017, the LTI program had 374 participants, compared to 334 participants in 2016 and 313 in 2015.

The target value of our named executive officers long-term incentive mix was comprised of PSs (50%) and RSUs (50%). The Compensation Committee determined 2017 approved target grant levels by first reviewing competitive market pay levels and trends provided by its independent consultant, historical grant levels, and the recommendations of our CEO for grants to senior executives other than his own. The Compensation Committee then approved the number of PSs and RSUs to be granted to our named executive officers and other senior executives. The Compensation Committee also considered the total direct compensation of our named executive officers relative to the median levels of total direct compensation of our peer groups or local market data, subject to any modifications the Compensation Committee believed appropriate based on individual performance, industry conditions, and other criteria as discussed in the “Compensation Philosophy” above. The Compensation Committee delegated the authority for the determination and allocation of certain grants below our named executive officers to the CEO, subject to established grant limits and the Compensation Committee’s review.

Restricted Stock Units. We believe that RSUs provide a powerful tool to retain valuable executives because:

•	RSUs are easy to understand and communicate;

•	Due to the three-year vesting schedule, RSUs encourage the executive to stay with the Company or forfeit significant accumulated value; and

•	RSUs also mitigate excessive risk-taking by focusing management on long-term value creation and ownership accumulation that provides alignment with stockholders.

RSUs generally cliff-vest on the third anniversary of the grant date, subject to the grantee’s continued employment with the Company on such vesting date, subject to limited exceptions.

Performance Shares. We believe that PSs focus and direct the efforts of our executives toward the attainment of critical multi-year corporate objectives as well as further encourage employment retention because:

•	The performance metrics selected for the PSs are reflected in our long-term value creation and

•	Due to the three-year performance period, PSs parallel the RSUs in encouraging the executive to stay with the Company or forfeit potential significant accumulated value.

The executive officer may earn 0-2x the target number of PSs based on the Company’s achievement of specified goals for the Company’s compound annual growth rate (CAGR) for sales, and the Company’s CAGR for earnings per share relative to the CAGR for Global Light Vehicle Production reported by IHS, with each weighted 50% and measured over a three-year performance period.

Dividend Equivalents. Commencing with the February 2017 grant, dividend equivalent rights will accrue on PSs and RSUs. Any cash dividend paid with respect to our common stock for which the record date occurs on or after the grant date and the payment date occurs on or before the vesting date will result in a credit of additional PSs and RSUs, which additional PSs and RSUs are subject to the same vesting schedule as the underlying PSs and RSUs.

How We Value Equity Awards. For accounting purposes and when internally assessing and communicating equity compensation, we use a model which assumes that the value of an RSU and a PS is the closing price for a share of our common stock on the NYSE on the day of the grant. The introduction of dividend equivalents resulted in an approximately 5.6% increase in the reported accounting values in the Stock Awards column of the Summary Compensation Table for 2017 as compared to 2016 for named executive officers, even though our internal target grant values for the named executive officers remained unchanged in 2017 as compared to 2016.

Annual Grant Date. The annual grant date for our stock incentive program is in the first quarter of the fiscal year, following publication of our fourth quarter financial results. This is done to enhance corporate governance procedures and to avoid unintended burdens to participants as a result of “black-out periods.”

Changes to LTI Program. For information regarding the changes we implemented to our Long Term Incentive Program in 2018, see “Material Changes to 2018 Compensation Program” later in this Compensation Discussion & Analysis (CD&A).

Pension / Retirement and Other Post-Employment Benefits

Autoliv provides certain supplemental retirement/pension and other post-employment benefits, in addition to the mandatory programs required by local national statutes, and maintains defined benefit or defined contribution plans for our named executive officers that are competitive with customary local practice. The programs’ terms are as follows:

Defined Contribution Programs (individual retirement investment from Company contributions). Since 2007, all newly hired or promoted senior executives participate in defined contribution plans rather than defined benefit plans (with the exception of certain senior executives that participate in location-specific defined benefit plans, as in the case of Mr. Fredin).

The Company contributes a percentage of each executive’s annual base salary to the plan, as follows:

Retirement – Defined Contribution Level As % of annual base salary
Name	Level of Contribution
Jan Carlson	48%
Mats Backman	35%
Mikael Bratt	35%
Steven Fredin (1)	See below and “Nonqualified Deferred Compensation” table
Lars Sjöbring (1)	35%

(1)	Comprises contributions to both 401(k) and non-qualified contribution plans.

Both Messrs. Fredin and Sjöbring participated in a 401(k) plan available to U.S. based employees in 2017. Under this plan, the Company makes an employer matching contribution equal to 100% of the first 3%, and then equal to 50% of the next 2% of employee contributions (expressed as percentage of base pay), up to certain limits. Messrs. Fredin and Sjöbring also participated in a non-qualified defined contribution plan.

Defined Benefits Program. Mr. Carlson participated in a Company defined benefit plan prior to becoming CEO. Mr. Fredin participates in a U.S. tax-qualified defined benefit plan, an excess pension plan, and a supplemental defined benefit plan. Additional information regarding these plans is described later under “Pension Benefits.” Other than Messrs. Carlson and Fredin, none of our named executive officers are parties to a defined benefit arrangement with the Company.

Retiree Medical Plan. Mr. Fredin is eligible to participate in a retiree medical plan, available to all employees employed in the U.S. that were hired prior to January 1, 2004, at which time the plan was frozen to new participants. Effective from December 31, 2014, the retirement arrangement was adjusted so that eligible participants, including Mr. Fredin, are covered by a Health Retirement Account (“HRA”), pursuant to which, upon his attaining age 55 and a minimum of 15 years of service, the Company will provide an annual benefit of $3,000 to an HRA upon retirement prior to age 65 and an annual benefit of $875 to an HRA after age 65. This annual benefit will be reduced if Mr. Fredin retires prior to age 60. This plan may be terminated at any time for both current employees and current retirees/participants with no obligation of benefit payout.

Termination / Severance Agreements. Each of our named executive officers has an employment agreement with the Company, pursuant to which he is entitled to certain severance benefits in the event of his termination of employment. A detailed summary of the terms of these agreements is provided on page 46 of this Proxy Statement. In addition, each of Messrs. Carlson and Fredin has a change-in-control (“CiC”) severance agreement with the Company, pursuant to which the executive is entitled to certain severance benefits in the event of his termination of employment in connection with a CiC (which benefits would be in lieu of any benefits under the employment agreement). These arrangements were provided to certain of our most senior executive officers as a competitive pay package component to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. Mr. Carlson’s CiC agreement contains a “modified single-trigger,” which means that the executive may terminate his employment for any reason during the 30-day period commencing one year after the CiC and be entitled to severance benefits provided under the CiC agreement. While the Company has not amended his CiC agreement, in December 2010, the Board approved a policy limiting future CiC agreements to a “double-trigger” arrangement, which means that the severance benefit is not provided unless the participant incurs an involuntary termination within a designated period following a CiC. Mr. Fredin’s CiC agreement is consistent with this policy. In addition, in November 2011, the Board approved a policy providing that new hires will receive CiC severance benefits, if at all, in accordance with local market practice, as opposed to all officers receiving the same CiC severance benefits by reason of being an officer.

Pursuant to the 1997 Plan, outstanding equity awards will become fully vested upon the occurrence of a CiC. The “change-in-control” definition contained in the 1997 Plan and change-in-control severance arrangements is predicated on actual consummation of a corporate transaction, such as a merger, rather than upon stockholder approval of the transaction. This avoids an inadvertent “early trigger” of any CiC provisions should the transaction fail to close.

We do not provide tax gross-up protection for CiC excise taxes (i.e., U.S. taxes under Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”) applied to change-in-control payments that exceed certain amounts) to our named executive officers.

Executive Compensation Responsibilities

Role of the Compensation Committee

The Compensation Committee annually reviews our named executive officers’ pay levels and target incentive opportunities versus the competitive market and considers information provided by the consultants regarding trends, input from the Group Vice President, Human Resources, the CEO’s recommendations as to compensation for our named executive officers (other than himself) and other relevant factors as discussed above in the “Compensation Philosophy” section.

Role of the Independent Compensation Committee Consultant

The Compensation Committee regularly engages an independent advisor, who reports directly to the Compensation Committee. The independent advisor attends routine meetings of the Compensation Committee and provides independent perspective and advice to the Compensation Committee on various aspects of the Company’s total compensation system and the market environment in which the Company operates. Additional information regarding the role of the Compensation Committee’s advisor, FW Cook, may be found later in this CD&A in the “2017 Executive Compensation Decisions” section.

Role of the Chief Executive Officer

Our CEO regularly participates in the meetings of the Compensation Committee. The CEO and Group Vice President, Human Resources work together to develop a recommendation to present to the Compensation Committee with respect to compensation packages for each of our named executive officers, other than the CEO. As a result, our CEO generally has a significant impact on the compensation paid to the other named executive officers. In addition, the Compensation Committee has delegated the authority for the determination of certain grants to employees other than executive officers under our long-term incentive plan to the CEO, subject to established grant limits. The Compensation Committee regularly holds executive sessions, excusing the CEO from the meeting, to discuss matters related to the CEO’s compensation.

Role of the Management Consultant

Management periodically solicits the advice of external compensation consultants to ensure that the Company’s compensation program is competitive with compensation programs offered by the companies in its peer group and companies in the markets in which the named executive officers are located. In 2017, Towers Watson assisted management with reviewing the Company’s compensation program for executives, as described in more detail below.

Policies and Practices that Govern Executive Compensation at Autoliv

Stock Ownership Guidelines. Effective January 1, 2013, and as amended and restated in December 2015, the Company adopted stock ownership guidelines for its executive officers. Pursuant to these guidelines, each executive officer is expected to accumulate and hold shares of Company common stock having a value at least equal to (i) 2x his annual base salary, in the case of the CEO, and (ii) 1x annual base salary, in the case of each executive other than the CEO. Executives are expected to make continuous progress toward their respective ownership requirements. Until the executive has satisfied the stock ownership guidelines, he or she will be required to retain 75% of the net shares received upon settlement of restricted stock units granted on or after January 1, 2013. For purposes of these stock ownership guidelines, “net shares” are those shares held by the executive after deducting any shares withheld by the Company or sold by the executive for the sole purpose of satisfying the executive’s tax liabilities and related fees, if any, related to the settlement event.

Policy Against Hedging, Short-Selling and Pledging. Any employee holding Autoliv securities is prohibited from engaging in hedging, short-selling or pledging.

Compensation Recoupment Policy. We have a compensation recoupment policy that requires current and former executives to return incentive compensation that is subsequently determined not to have been earned.

Compensation Risk Assessment. The Compensation Committee annually considers potential risks when reviewing and approving our compensation program. We have designed our compensation program, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our compensation program for executive officers:

•	A Balanced Mix of Compensation Components – The target compensation mix for our executive officers is composed of base salary, annual cash incentives, long-term equity incentives and retirement/pension provisions, representing a mix that is not overly weighted toward short-term cash incentives.

•	Multiple Performance Factors – Our incentive compensation plans use both Company-wide and business-segment goals. Annual cash incentives for corporate participants are heavily dependent on Operating Income performance, while long-term performance shares reward growth in sales and EPS.

•	Long-term Incentives – Our long-term incentives are equity-based and generally have a three-year vesting schedule to complement our annual cash based incentives.

•	Capped Incentive Awards – Annual incentive awards and performance share awards are capped at 200% of target.

•	Stock Ownership Guidelines – Our guidelines call for meaningful share ownership, which aligns the interests of our executive officers with the long-term interests of our stockholders.

•	Clawback Policy – Our Board is authorized to recoup earned incentive compensation in the event of a material restatement of the Company’s financial results due to fraud, intentional misconduct, negligence, or dereliction of duties by the executive officer.

Additionally, the Compensation Committee annually considers an assessment of compensation-related risks including an inventory of incentive and commission arrangements below the executive level. Based on this assessment, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Autoliv. In making this determination, the Compensation Committee reviewed the key design elements of our compensation programs in relation to industry “best practices” as presented by FW Cook, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the Board of Directors.

2017 Executive Compensation Decisions

The Process

The total compensation of our named executive officers is reviewed every year. The Compensation Committee considers changes in the compensation levels after it reviews the relevant peer group or local market data (per position). The Compensation Committee uses this information as one input in its decision-making process. In addition to market data, the Compensation Committee also reviews the Company’s financial performance, the named executive officers’ individual performance, input from the Group Vice President, Human Resources, and the recommendations of the CEO with respect to the compensation packages for the named executive officers other than himself. The Compensation Committee reviews, provides feedback and approves the final recommendations for the compensation of our named executive officers.

The Compensation Committee reviewed the 2017 compensation for our executives and the recommendations made by the CEO other than for himself, during its meetings held in December 2016 and February 2017 and decided on the 2017 compensation levels. The review has been supported by the comprehensive analysis and market review prepared by Towers Watson.

The Advisors

Throughout the decision making process for 2017 compensation, which included the Compensation Committee’s December 2016 and February 2017 meetings, and during the other Compensation Committee meetings, which included May, August, November and December 2017 meetings, the Compensation Committee engaged FW Cook who reported directly to the Compensation Committee. During 2017, FW Cook attended the majority of the Compensation Committee’s meetings and provided input for each meeting, including:

(i)	independent perspective and advice to the Compensation Committee on various aspects of the Company’s total compensation system;

(ii)	information about the market environments in which the Company operates, including guidance regarding compensation trends, compensation levels and compensation mix within the market;

(iii)	the regulatory developments in executive and director compensation;

(iv)	recommendations regarding program design and structure; and

(v)	recommendations regarding compensation levels and mix for our executive officers and members of the Board.

FW Cook did not provide any additional services to the Company other than those described herein.

In 2016, the Company engaged Towers Watson to assist in setting the compensation for 2017. At the direction of management, Towers Watson was assigned specific tasks related to the compensation of our senior executive officers, including: (i) review of peer group and pay changes in the 2017 employment market, (ii) compilation of peer groups for our named executive officers, and (iii) compensation analysis for the Compensation Committee.

The Peer Groups

In line with the principles of our compensation philosophy applicable as of December 2016 for the compensation review of our named executive officers, the Compensation Committee reviewed the most current compensation data available in selected markets. This included market data from Sweden and the U.S. Towers Watson used its proprietary non-disclosed compensation database to assess local market compensation levels for executive roles operating within the general, high-tech, automotive and manufacturing industries. Such market assessments are based on our named executive officers’ roles, characteristics and responsibilities including job function, reporting level and other organizational financial and organizational scope measures, including revenue responsibility, employees, and geographical responsibility. The market data contained information regarding the assessed level of base salary, total cash compensation, total direct compensation and total compensation. The details of data provided in the tables below reflect the information as provided by Towers Watson as part of the analysis.

Swedish Peer Group

Messrs. Carlson, Backman and Bratt. In considering compensation for 2017 for our named executive officers based in Sweden (Messrs. Carlson, Backman and Bratt), the Compensation Committee reviewed, among other factors, market data (base salary, total target cash compensation, total direct compensation and total compensation) from a peer group consisting of large-cap Swedish companies that have global industrial operations of substantial size in major manufacturing markets of North America, Europe and Asia (the “Swedish peer group”) headquartered in Sweden and with executives based in Sweden with Swedish employment conditions. The Swedish peer group for 2017 consisted of the following companies, with such information provided by Towers Watson and converted to U.S. dollars using the following exchange rate: 1 USD = 8.2322 SEK.

Swedish Peer Group for 2017
Company	Net Sales (MUSD)	Market Cap (MUSD)	Headcount
Volvo	37,963	25,116	88,464
Ericsson	29,994	24,012	116,281
Volvo Cars	19,927	N/A	28,119
Skanska	18,592	9,705	48,470
Electrolux	15,003	8,014	58,265
SCA	14,008	21,837	44,000
Atlas Copco	12,410	36,953	43,114
Scania	11,528	N/A	44,409
Stora Enso	11,484	7,482	25,680
Sandvik	10,428	14,147	45,808
SKF	9,232	8,055	46,635
Assa Alboy	8,272	22,313	45,994
SSAB	6,908	2,705	16,045
Alfa Laval	4,828	6,877	17,417
Husqvarna	4,394	5,181	13,572

U.S. Peer Group

Messrs. Fredin and Sjöbring. In considering compensation for 2017 for Messr. Fredin and Sjöbring, the Compensation Committee reviewed, among other factors, market data (base salary, total target cash compensation, total direct compensation and total compensation) from a peer group consisting of U.S. companies that were selected based on market capitalization, total revenue and number of employees. The companies comprising the 2017 U.S. peer group are listed below.

U.S.A. Peer Group for 2017
Company	Net Sales (MUSD)	Market Cap (MUSD)	Headcount
Northrop Grumman Corporation	23,526	38,541	65,000
Rolls-Royce Holdings PLC	20,967	21,260	50,500
Whirlpool Corporation	20,891	12,915	97,000
Eaton Corporation	20,855	29,549	97,000
Lear Corporation	18,211	8,329	136,200
Jabil Circuit Inc.	17,899	4,063	161,000
ZF TRW Automotive Holdings Corporation	17,539	N/A	66,900
Textron Inc.	13,423	10,671	35,000
Parker-Hannifin Corporation	12,712	16,422	54,750
Stanley Black & Decker Inc.	11,172	18,278	51,250
L-3 Communications Holdings Inc.	10,466	11,494	38,000
Navistar International Corporation	10,140	1,516	13,200
BorgWarner Inc.	8,023	7,407	30,000
Federal-Mogul Holdings Corporation	7,419	1,567	53,700
Spirit AeroSystems Holdings Inc.	6,644	5,889	15,200
Terex Corporation	6,543	2,627	20,400
Rockwell Automation Inc.	6,308	15,186	22,500
Harman International Industries Inc.	6,155	5,804	24,197
Oshkosh Corporation	6,098	3,986	13,300
Rockwell Collins Inc.	5,244	10,883	19,500
Harris Corporation	5,083	11,244	22,300
Visteon Corporation	3,245	2,397	11,000
Timken Corporation	2,872	2,647	14,000
SPX Corporation	1,719	800	6,000

Findings and Decisions for 2017 Compensation

The following section of this CD&A focuses on the data reviewed by the Compensation Committee in its December 2016 meeting and the decisions linked to compensation paid to our named executive officers for 2017.

The Compensation Committee reviews the compensation for the executives taking internal, external and personal factors into consideration and one of the factors considered is the current market position of respective named executive officers. Although the analysis provides an additional input to decision making, the Company is aware of the fact that the limited number of peer group companies in Sweden where the majority of our named executive officers are located may result in inconsistencies in year-over-year analysis.

For the purpose of market position analysis, the following guidelines have been followed to increase readability of the information provided:

•	Within -/+ 5% of the peer group median – “at” median

•	Within -/+ 5-20% of the peer group median – “moderately below/above” the peer group median

•	Outside -/+ 20-50% of the peer group median – “below/above” the peer group median

Each of the 2016 pie charts below demonstrates the mix of base salary, target short-term incentive, value of long-term incentive awards and value of retirement / pension solutions provided to our named executive officers in 2016, using applicable exchange rates at the time of analysis and Towers Watson’s methodologies, which information the Compensation Committee reviewed and considered in connection with establishing target pay levels for 2017. Similarly, the percentage changes in each element of compensation set forth below reflect the Compensation Committee’s decisions in December 2016.

Jan Carlson. Pursuant to the December 2016 analysis provided by Towers Watson, Mr. Carlson’s:

•	base salary was moderately above the peer group’s median;

•	total cash compensation (base salary plus target annual non-equity incentive award) was above the peer group’s median;

•	total direct compensation (total cash compensation plus the value of long-term incentives) was above the peer group median; and

•	total remuneration (total direct compensation plus the value of the retirement/pension related compensation) was above the market median.

Based on the 2016 pay mix given below, the market data and the other factors the Compensation Committee considered, the Compensation Committee approved the following changes to Mr. Carlson’s 2017 compensation.

Base Salary Adjustment for 2017	Target STI Adjustment for 2017	Approved Target Grant Value of Stock Incentive Plan for 2017	Retirement/Pension Solution for 2017
Increased by 5.0%	No change (remained at the same target level – 75% of base salary)	No-change (remained at the same grant value in USD)	No change (contribution level remained at 48% of base salary)

Mats Backman. Pursuant to the December 2016 analysis provided by Towers Watson, Mr. Backman’s:

•	base salary was moderately above the peer group median;

•	total cash compensation (base salary plus target annual non-equity incentive award) was above the peer group median;

•	total direct compensation (total cash compensation plus the value of long-term incentives) was above the peer group median; and

•	total remuneration (total direct compensation plus the value of the retirement/pension related compensation) was above the peer group median.

Based on the 2016 pay mix given below, the market data and the other factors the Compensation Committee considered, the Compensation Committee approved the following changes to Mr. Backman’s 2017 compensation.

Base Salary Adjustment for 2017	Target STI Adjustment for 2017	Approved Target Grant Value of Stock Incentive Plan for 2017	Retirement/Pension Solution for 2017
Increased by 4.0%	No change (remained at 45% of base salary)	No-change (remained at the same grant value in USD)	No change (contribution level remained at 35% of base salary)

Mikael Bratt. Pursuant to the December 2016 analysis provided by Towers Watson, Mr. Bratt’s:

•	base salary was above the peer group median;

•	total cash compensation (base salary plus target annual non-equity incentive award) was above the peer group median;

•	total direct compensation (total cash compensation plus the value of long-term incentives) was above the peer group median; and

•	total remuneration (total direct compensation plus the value of the retirement/pension related compensation) was above the peer group median.

Based on the 2016 pay mix given below, the market data and the other factors the Compensation Committee considered, the Compensation Committee approved the following changes to Mr. Bratt’s 2017 compensation.

Base Salary Adjustment for 2017	Target STI Adjustment for 2017	Approved Target Grant Value of Stock Incentive Plan for 2017	Retirement/Pension Solution for 2017
Increased by 4.0%	No change (remained at 45 % of base salary)	No-change (remained at the same grant value in USD)	No change (contribution level remained at 35% of base salary)

Steve Fredin. Pursuant to the December 2017 analysis provided by Towers Watson, Mr. Fredin’s:

•	base salary was around 60% above the peer group median;

•	total cash compensation (base salary plus target annual non-equity incentive award) was above the peer group median;

•	total direct compensation (total cash compensation plus the value of long-term incentives) was above the peer group median; and

•	total remuneration (total direct compensation plus the value of the retirement/pension related compensation) was above the peer group median.

Based on the 2016 pay mix given below, the market data and the other factors the Compensation Committee considered, the Compensation Committee approved the following changes to Mr. Fredin’s 2017 compensation.

Base Salary Adjustment for 2017	Target STI Adjustment for 2017	Approved Target Grant Value of Stock Incentive Plan for 2017	Retirement/Pension Solution for 2017
Increased by 3.5%	No change (remained at 45 % of base salary)	No-change (remained at the same grant value in USD)	No change to retirement / pension components

Lars Sjöbring. Pursuant to the December 2017 analysis provided by Towers Watson, Mr. Sjöbring’s:

•	base salary was above the peer group median;

•	total cash compensation (base salary plus target annual non-equity incentive award) was at the peer group median;

•	total direct compensation (total cash compensation plus the value of long-term incentives) was below the peer group median; and

•	total remuneration (total direct compensation plus the value of the retirement/pension related compensation) was moderately below the peer group median.

Based on the 2016 pay mix given below, the market data and the other factors the Compensation Committee considered, the Compensation Committee approved the following changes to Mr. Sjöbring’s 2017 compensation.

Base Salary Adjustment for 2017	Target STI Adjustment for 2017	Approved Target Grant Value of Stock Incentive Plan for 2017	Retirement/Pension Solution for 2017
Increased by 4.0%	No change (remained at 35 % of base salary)	No-change (remained at the same grant value in USD)	No change (contribution level remained at 35% of base salary)

2017 Additional Benefits

The Company’s executive compensation program also includes certain retirement / pension benefits (see page 29 of this Proxy Statement) and certain other items of compensation, such as a company car. The Compensation Committee believes these benefits are appropriate for each of our named executive officers.

Results of Say-on-Pay

At our 2017 annual meeting of stockholders held on May 9, 2017, approximately 81.8% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 15.3% voted against (with approximately 3% abstaining). In considering the results of this most recent advisory vote on executive compensation, the Compensation Committee concluded that the stockholder vote continues to reflect favorable stockholder support of the compensation paid to our named executive officers and the compensation philosophy and objectives of the Company.

At the annual meeting of stockholders on May 9, 2017, our stockholders expressed a preference that advisory votes on executive compensation occur every year. In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executives, which will occur at the 2023 annual meeting.

Material Changes to 2018 Compensation Program

The Compensation Committee made certain changes to our 2018 compensation program in contemplation of the upcoming spin-off of the Company’s Electronics business segment, as summarized below:

•	The 2018 annual non-equity incentive award program will be comprised of two parts: (i) for the period between January 1, 2018 and the separation date, no performance targets will be set and each participant will receive an amount equal to his or her target award, pro-rated based on the number of months in the shortened period; and (ii) for the period between the separation date and December 31, 2018, each participant will be eligible to earn a non-equity incentive award, pro-rated based on the number of months in the shortened period, based upon the level of achievement of performance goals to be set by our Compensation Committee or the spun-off entity’s Compensation Committee, depending upon where the participant is employed following the separation.

•	The 2018 long-term incentive award program will be comprised solely of RSUs, which vest on the third anniversary of the date of grant, subject to the grantee’s continued employment on the vesting date.

Currencies for Executive Compensation

The Company generally sets cash-based compensation (including for all of our named executive officers) in the local currency of the country of service. Accordingly, the Company set compensation in Swedish kronor (“SEK”) for Messrs. Carlson, Backman, and Bratt, in U.S. dollars (“USD”) for Messrs. Fredin and Sjöbring, except for the annual target grant value of the LTI awards for which the compensation is set in USD for all of our named executive officers. All amounts have been converted to USD using the following exchange rate: 1 USD = 8.2322 SEK = 0.8358 EURO. For historic numbers, we have converted the compensation paid in prior years by the same exchange rate in order to facilitate comparison. Thus, while the historic amounts paid do not change, due to fluctuations in exchange rates, amounts reflecting historic figures in this Proxy Statement may differ significantly from disclosure in previous years. We also note that the exchange rate prevailing at the time of the Compensation Committee’s review of compensation may vary significantly from the exchange rates prevailing at the time this Proxy Statement is prepared. As a result, the year-to-year percentage changes in compensation reviewed and approved by the Compensation Committee may differ significantly from the percentage changes in compensation presented in this Proxy Statement due to fluctuations in exchange rates.

EXECUTIVE COMPENSATION

The following table shows information concerning the annual compensation for services provided by our named executive officers in the fiscal years ended December 31 in the periods 2015, 2016 and 2017.

Summary Compensation Table (1)

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $(2)	Option Awards $(3)	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(4)	All Other Compensation $(5)	TOTAL ($)
Jan Carlson President and CEO	2017	1,710,065(6)	-	991,155	-	1,103,743	18,576	759,731	4,583,270
	2016	1,521,413	-	938,247	-	1,629,335	33,741	717,582	4,840,319
	2015	1,334,836	-	449,312	212,879	816,920	-	686,449	3,500,397

Mats Backman (7) Chief Financial Officer and Group VP Finance	2017	656,933	-	371,392	-	295,620	-	250,673	1,574,617
	2016	421,110	-	234,871	-	293,725	-	189,392	1,139,098

Mikael Bratt (7) President Passive Safety	2017	757,999	-	371,392	-	303,579	-	298,224	1,731,193
	2016	485,897	546,634	234,871	-	338,913	-	174,572	1,780,887

Steven Fredin CTO and Group VP Business Development	2017	598,478	-	371,392	-	269,315	706,100	302,371	2,247,656
	2016	578,240	-	351,545	-	403,322	434,600	187,616	1,955,323
	2015	556,000	-	168,333	79,754	255,204	342,800	214,763	1,616,855

Lars Sjöbring (8) Group VP Legal Affairs, General Counsel	2017	681,200	-	371,392	-	238,420	-	288,554	1,579,566
	2016	655,000	-	351,545	-	355,338	-	336,772	1,698,655
	2015	82,548	1,500,000	1,338,451	-	29,470	-	86,532	3,037,001

(1)	The amounts contained in the table were paid in Swedish Kronor, USD and EUR. All amounts have been converted to U.S. dollars using the following exchange rates: 1 USD = 8.2322 SEK = 0.8358 EUR. Amounts are rounded to the nearest whole number and, as a result of such rounding, the amounts reflected in the “Total” column may differ slightly from the sum of amounts set forth in each individual column.

(2)	The numbers reflect the aggregate grant-date fair value of the RSUs granted in each respective year and the PSs granted in 2016 and 2017, calculated with the actual share price on the day of grant for RSUs and PSs granted in 2017 and calculated in accordance with FASB Topic 718 for RSUs and PSs granted in 2016 and 2015. The grant date fair value of the PSs was computed by multiplying (i) the target number of PSs awarded to each named executive officer, which was the assumed probable outcome as of the grant date, by (ii) the grant date fair value per share used for financial reporting purposes. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of the PSs would have been as follows: (i) 2017: Mr. Carlson, $991,155; Mr. Backman, $371,392; Mr. Bratt, $371,392; Mr. Fredin, $371,392 and Mr. Sjöbring, $371,392; and (ii) 2016: Mr. Carlson, $927,851; Mr. Backman, $232,859; Mr. Bratt, $232,859; Mr. Fredin, $347,650 and Mr. Sjöbring, $347,650. The assumptions made in the valuation of the RSUs and the PSs granted in 2016 and 2015 are contained in Note 15 “Stock Incentive Plan” to the Company’s consolidated financial statements contained in the Company’s 2017 Annual Report.

(3)	The numbers reflect the aggregate grant-date fair value of the options granted in each respective year, calculated in accordance with FASB Topic 718. The assumptions made in the valuation of the options granted in 2015 are contained in Note 15 “Stock Incentive Plan” to the Company’s consolidated financial statements contained in the Company’s 2017 Annual Report.

(4)	All amounts contained in the column relate to Change in Pension Value as used for accounting purposes according to U.S. GAAP.

(5)	The following table reflects the items that are included in the All Other Compensation column for 2017.

Name	Perquisites $ (a)	Company Contributions to Defined Contribution Plans $ (b)	Tax Payment $ (c)	Vacation Supplement $ (d)	TOTAL $
Jan Carlson	37,778	706,395	-	15,558	759,731
Mats Backman	15,491	229,926	-	5,255	250,673
Mikael Bratt	29,892	265,300	-	3,032	298,224
Steven Fredin	98,274	43,487	160,610	-	302,371
Lars Sjöbring	50,134	238,420	-	-	288,554

a.	For Mr. Carlson, reflects the value of a company car ($34,800) and company-paid healthcare benefits. For Mr. Backman, reflects the value of a company car and company-paid healthcare benefits. For Mr. Bratt, reflects the value of a company car, reimbursement for temporary housing accommodations in Sweden and company-paid healthcare benefits. For Mr. Fredin, reflects the value of a company car, reimbursement for club membership, company-paid healthcare benefits, housing accommodation in Sweden ($32,590) and other expenses related to his international assignment to Sweden. For Mr. Sjöbring, reflects the value of a company car ($28,333) and company-paid healthcare benefits. For all perquisites, the value reported reflects the aggregate incremental cost to the Company of providing the benefit. The Company determined the cost of the company car based on the value of the lease payment or car allowance paid, as applicable.

b.	Reflects for Messrs. Carlson, Backman and Bratt contributions to the named executive officer’s defined contribution plans. Reflects for Mr. Fredin, $9,973 in matching contributions to the U.S. 401(k) plan and $33,515 in matching contributions to the Autoliv North America Non-Qualified Retirement Plan. Reflects for Mr. Sjöbring, $10,800 in matching contributions to the U.S. 401(k) plan, $38,147 in matching contributions to the Autoliv North America Non-Qualified Retirement Plan, and $189,473 as contribution to the Supplemental Plan.

c.	Reflects for Mr. Fredin a tax gross-up payment on the benefits related to his relocation and international assignment. Per the terms of Mr. Fredin’s international assignment agreement, Mr. Fredin is entitled to tax equalization benefits, and the value of such benefits for 2015 ($1,137) and 2016 ($152,372) are included as All Other Compensation for 2017. As of the date of this proxy statement, such amount for 2017 had not yet been finalized or paid to Mr. Fredin. Accordingly, the Company will include such amounts for Mr. Fredin in a future year.

d.	Reflects for Messrs. Carlson, Backman and Bratt the vacation supplement required by Swedish labor law.

(6)	Includes payment of $238,408 for Mr. Carlson for unused vacation days.

(7)	Messrs. Backman and Bratt commenced their employment with Autoliv in May 2016 and were not named executive officers in 2015.

(8)	Mr. Sjöbring was a named executive officer of the Company prior to his separation from the Company in 2014. Mr. Sjöbring commenced his re-employment with the Company on November 16, 2015.

2017 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards to named executive officers made in the year ended December 31, 2017.

		Estimated Possible Payouts under non-equity Incentive Plan			Estimated Possible Payouts under equity Incentive Plan			All other Stock award (#)	Grant date FMV of stock Awards (1)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jan Carlson	02/19/2017	-	-	-	-	-	-	4,681	495,577
	02/19/2017	-	-	-	0	4,681	9,362	-	495,577
		0	1,103,743	2,207,486	-	-	-	-	-
Mats Backman	02/19/2017	-	-	-	-	-	-	1,754	185,696
	02/19/2017	-	-	-	0	1,754	3,508	-	185,696
		0	295,620	591,239	-	-	-	-	-
Mikael Bratt	02/19/2017	-	-	-	-	-	-	1,754	185,696
	02/19/2017	-	-	-	0	1,754	3,508	-	185,696
		0	341,100	682,199	-	-	-	-	-
Steven Fredin	02/19/2017	-	-	-	-	-	-	1,754	185,696
	02/19/2017	-	-	-	0	1,754	3,508	-	185,696
		0	269,315	538,630	-	-	-	-	-
Lars Sjöbring	02/19/2017	-	-	-	-	-	-	1,754	185,696
	02/19/2017	-	-	-	0	1,754	3,508	-	185,696
		0	238,420	476,840	-	-	-	-	-

(1)	The numbers reflect the aggregate grant date fair value of the RSUs and PSs calculated in with the actual share price on the day of grant. Each of the named executive officers received his RSUs and PSs in February 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table summarizes the total number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2017.

		Option Awards(1)				Stock Awards(1)
Name	Grant year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Jan Carlson	2017					4,753(2)	604,011	4,753(2)	604,011
	2016					3,154	400,810	4,732	601,343
	2015	12,732		113.36	02/16/25	4,244	539,328
	2014	13,830		94.87	02/19/24
Mats Backman	2017					1,781(2)	226,330	1,781(2)	226,330
	2016					662(3)	84,127	993	126,190
Mikael Bratt	2017					1,781(2)	226,330	1,781(2)	226,330
	2016					662(3)	84,127	993	126,190
Steven Fredin	2017					1,781(2)	226,330	1,781(2)	226,330
	2016					1,182	150,209	1,773	225,313
	2015	4,770		113.36	02/16/25	1,590	202,057
	2014	4,592		94.87	02/19/24
Lars Sjöbring	2017					1,781(2)	226,330	1,781(2)	226,330
	2016					1,182	150,209	1,773	225,313
	2015					12,230(4)	1,554,189

(1)	Except as otherwise noted, the above plan awards were granted on February 19, 2014, February 16, 2015, February 15, 2016 and February 19, 2017. All options granted are for 10-year terms with an exercise price equal to the fair market value (as defined in the 1997 Plan) per share on the date of grant and become exercisable after one year of continued employment following the grant date. Except as otherwise noted, all RSUs and PSs granted generally cliff vest after three years. The RSUs granted in 2016 will vest annually over a period of three years following the grant date. For purposes of this table, the value of the PSs assumes that the performance goals will be achieved at the target level.

(2)	Reflects the number of RSUs and PSs that were granted on February 19, 2017 and the additional RSUs and PSs accrued through dividend equivalent rights as of December 31, 2017.

(3)	Messrs. Backman’s and Bratt’s RSUs and PSs were granted on May 9, 2016.

(4)	Mr. Sjöbring’s RSUs were granted on November 16, 2015 and cliff vest after five years.

(5)	The closing price on the NYSE for our common stock on December 29, 2017, the last trading day of the year, was $127.08.

Option Exercises and Stock Vested During 2017

The following table summarizes for each of our named executive officers the option awards that were exercised and RSUs that vested during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Jan Carlson	-	-	6,188	657,869

Mats Backman	-	-	331	34,351

Mikael Bratt	-	-	331	34,351

Steven Fredin	-	-	2,122	225,684

Lars Sjöbring	-	-	591	63,598

(1)	The value realized upon the exercise of stock options was calculated as the number of options exercised multiplied by the difference between the price of a share of our common stock on the date of exercise and the exercise price of the stock option.

(2)	The value realized on vesting of RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of RSUs vested.

Pension Benefits

The following table summarizes the present value of the benefit (and other information) under the defined benefit plan of the Company for the named executive officers in the year ended December 31, 2017. Messrs. Backman, Bratt and Sjöbring do not participate in a defined benefit plan. Since 2007, when he became the CEO, Mr. Carlson has not participated in a defined benefit plan.

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)	Payments during Last Fiscal Year ($)
Jan Carlson(1)	Defined Benefit	2	309,013(2)	0
Mats Backman	-	-	-	-
Mikael Bratt	-	-	-	-
Steven Fredin	Autoliv ASP, Inc. Pension Plan	26	793,400(3)	0
	Autoliv ASP, Inc. Excess Pension Plan	26	1,844,600(3)	0
	Autoliv ASP, Inc, Supplemental Plan	26	233,100(3)	0
Lars Sjöbring	-	-	-	-

(1)	Before becoming CEO, Mr. Carlson participated in a defined benefit plan, which is now frozen. The future defined benefit entitlement is based on Mr. Carlson’s base salary at the time the defined benefit plan was frozen and the number of years he was participating in the defined benefit plan. The benefit entitlement is indexed each year based on the Swedish consumer price index.

(2)	Represents the present value of Mr. Carlson’s expected pension benefits in the Sweden Executives plan at retirement according to US GAAP. The discount rate used to calculate the present value as of December 31, 2017 was 2.70% and inflation assumption / pension indexation was 2.00%. The calculations are based on the latest mortality table available from Svensk Försäkring DUS14 (white collar).

(3)	The actuarial present value of Mr. Fredin’s accumulated plan benefit is based on Mr. Fredin’s accrued benefit in each plan as of December 31, 2017, using the plan’s benefit formula and actual earnings and service through December 31, 2017. The calculation is based on the same assumptions used for financial reporting purposes under generally accepted accounting principles with the following exceptions: (a) Mr. Fredin was assumed to retire on his normal retirement date of March 1, 2027, (b) Mr. Fredin was assumed to elect a lump sum payment in all plans, payable on March 1, 2027, and (c) no pre-retirement decrements (withdrawal, retirement, disability, or death) were assumed. Key assumptions used to calculate the defined benefit values as of December 31, 2017, are as follows: (i) discount rate of 3.55%, (ii) lump sum interest rates of 4.50% for the first five years, 4.35% for the next 15 years, and 4.13% thereafter, and (iii) solely for determination of the projected lump sum amounts, the assumed future applicable mortality table under U.S. Internal Revenue Code Section 417(e) rates based on RP2014 base table back-projected to 2006 and projected forward using Projection Scale MP2017.

U.S. Pension Plan. During 2017, Mr. Fredin participated in the Autoliv ASP, Inc. Pension Plan (which we refer to as the “Pension Plan”). The Pension Plan is a funded, defined benefit pension plan that provides benefits for the Company’s U.S. employees hired prior to January 1, 2004, who meet minimum age and service eligibility requirements. Subject to certain limitations, the monthly retirement benefit under the Pension Plan (assuming attainment of age 65, the retirement age specified by the plan, and an election to receive payments in the form of a life annuity), is determined in accordance with a formula that takes into account the following factors: the highest average of any consecutive five calendar years of pensionable earnings during the last ten years of employment (“average final earnings”), and the number of years of benefit service. The retirement benefit for Mr. Fredin under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows:

•	1.0% of average final earnings times years of benefit service prior to 12/31/2005, plus

•	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service prior to 12/31/05, plus

•	0.7% of average final earnings times years of benefit service on or after 1/1/2006, plus

•	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service on or after 1/1/2006.

For purposes of this formula, “earnings” in a given year means the participant’s gross annual compensation, excluding amounts credited or paid under the key employees stock option and performance unit plan, long-term incentive plans, severance pay and reimbursement for employment-related expenses, but including bonuses and incentive pay which is not, and has not been, subject to deferred income taxation under the U.S. Internal Revenue Code. “Covered Compensation” means the average of the Social Security taxable wage bases during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age. Pension Plan benefits will begin when a participant reaches normal retirement age, defined as age 65. Benefits can commence immediately upon termination if the participant is vested after five years of vesting service, but if benefits are commenced prior to age 60, the benefit will be lower than at normal retirement age. Disability retirement is offered under the Pension Plan to participants who have at least 15 years of vesting service, are eligible to receive Social Security Disability benefits, become totally and permanently disabled while employed, and are not eligible to participate in long-term disability insurance.

Benefits under the Pension Plan are payable in the form of a lump sum or annuity, as selected by the participant. Participants in the Pension Plan will be 100% vested in their plan benefit after five years of vesting service or if they reach age 65 while employed by Autoliv. Mr. Fredin is fully vested in his Pension Plan benefits.

Excess Pension Plan. Mr. Fredin also participated in the Autoliv ASP, Inc. Excess Pension Plan (which we refer to as the “Excess Pension Plan”). The Excess Pension Plan is an unfunded, nonqualified defined benefit retirement plan, pursuant to which participating U.S. employees are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan. Benefits payable under the Excess Pension Plan are calculated without regard to the limitations imposed by the U.S. Internal Revenue Code on the amount of compensation that may be taken into account under the Pension Plan. The purpose of the Excess Pension Plan is to supplement the benefits payable under the Pension Plan.

The supplemental benefit payable under the Excess Pension Plan is equal to the excess, if any, of (i) the monthly benefit that would be payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, computed without regard to applicable U.S. Internal Revenue Code limitations, and computed as if amounts deferred under a bonus or incentive compensation plan had been counted as “earnings” under the Pension Plan), over (ii) the amount of monthly benefit payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, as limited by the U.S. Internal Revenue Code and the terms of the Pension Plan. Benefits under the Excess Pension Plan will be payable in a single lump sum on the first day of the seventh month following the month in which the executive retires or otherwise separates from service. Mr. Fredin is fully vested in his benefits in the Excess Pension Plan.

Supplemental Pension Plan. Mr. Fredin is a named plan participant in the Autoliv ASP, Inc., Supplemental Pension Plan which was established November 1, 2015, to correct an administrative error that was made in 1997 and discovered and corrected in 2015. The plan provides a supplemental pension benefit to a select group of management who were former employees of Morton International, Inc. and became employees of Autoliv North America prior to the merger with Morton International, Inc. The supplemental benefit is an amount equal to the sum of (1) the difference between (a) what Mr. Fredin’s accrued benefit would have been under the Pension Plan had he been credited with benefit service with Autoliv ASP, Inc., beginning May 1, 1997 instead of July 1, 1999 and (b) Mr. Fredin’s actual accrued benefit under the Pension Plan and (2) the additional benefit, if any, which would have been paid to him under the Excess Pension Plan had his Pension Plan benefit been determined in accordance with (a) above.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the Autoliv North America Non-Qualified Retirement Plan (which we refer to as the Non-Qualified Retirement Plan). Mr. Fredin and Mr. Sjöbring are the only named executive officers that participate in the Non-Qualified Retirement Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Jan Carlson	-	-	-	-	-
Mats Backman	-	-	-	-	-
Mikael Bratt	-	-	-	-	-
Steven Fredin	59,848	33,515	337,275	0	2,379,865
Lars Sjöbring	47,684	227,620	98,613	0	686,408

(1)	Messrs. Fredin’s and Sjöbring’s contribution to the Non-Qualified Retirement Plan are included in the amount reported as “Salary” in the Summary Compensation table for fiscal year 2017.

(2)	The Company’s matching contributions to the Non-Qualified Retirement Plan are included in the “All Other Compensation” in the Summary Compensation table for Messrs. Fredin and Sjöbring for fiscal year 2017.

(3)	Aggregate earnings are not includable in the Summary Compensation Table because such earnings are not above-market or preferential interest rates.

(4)	Includes amounts previously reported in the Summary Compensation Table, in the previous years when earned if that executive officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and Company matching contributions.

Pursuant to the Non-Qualified Retirement Plan, participants may elect to defer a stated percentage of their base salary for each plan year, as determined by the administrative committee of the plan; provided, however, the amount deferred may not exceed 25% of a participant’s base salary. Earnings (and losses) are credited to participants’ accounts based on participant choices between various investment options and the rate of return determined by the administrative committee of the plan.

Participants are eligible to receive matching contributions equal to 80% of their deferred amounts. For plan years ending on or before December 31, 2008, deferred amounts in excess of 12% of the participant’s compensation were not eligible for matching contributions. For plan years beginning on or after January 1, 2009, deferred amounts in excess of 7% of the participant’s compensation are not eligible for matching contributions. Contributions for Mr. Sjöbring will be increased so that the total value of retirement-related contributions made by the Company (including contributions to the 401(k) plan) will be equivalent to 35% of his base salary. Participants are always 100% vested in their deferred amounts and earnings thereon; provided, however, matching contributions and earnings thereon in a participant’s account are subject to forfeiture if the participant is determined by the Board to have stolen Company assets, violated the Company’s Standards of Business Conduct and Ethics or disclosed confidential business or technical information of the Company to unauthorized third parties.

Participants may elect to receive distributions from their accounts on the first day of the seventh month following the occurrence of any one of the following distribution events as designated by the participant: (i) separation from service, (ii) death, (iii) attainment of normal retirement age (65), or (iv) attainment of early retirement age (age 55 and at least five years of service with the Company). Amounts will be distributed in one of the following forms, as selected by the participant: (i) a single lump sum, (ii) 60 approximately equal monthly installments or (iii)  120 approximately equal monthly installments.

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements and maintains plans that may require the Company to make payments and/or provide benefits to our named executive officers in the event of termination of employment or a change in control. The paragraphs below summarize the material terms of such agreements with our named executive officers.

Employment Agreements. The Company has an employment agreement with each of our named executive officers. The employment agreements obligate the Company to provide 6 months’ notice of termination of employment for each of the named executive officers other than Messrs. Carlson and Fredin, who are entitled to 18 months’ notice of termination (unless either Messrs. Backman, Bratt, Fredin and Sjöbring, is terminated for “cause,” in which case termination would be effective immediately), as well as certain severance payments. Each of the named executive officers must provide the Company with 6 months’ notice of resignation, with the exception of Mr. Carlson, who must provide the Company with 12 months’ notice of resignation. The employment agreements automatically terminate on the last day of the month before Messrs. Backman’s, Bratt’s, Fredin’s and Sjöbring’s 65th birthday, and before Mr. Carlson’s 65th birthday (or, unless otherwise agreed by the Company and the executive, on the last day of the month before his 60th birthday).

Except as provided below, following the executive’s termination of employment, each of the named executive officers are prohibited from competing with the Company for a period of 12 months. Such noncompetition covenant does not apply in the event that (i) the Company terminates Mr. Carlson’s employment for any reason other than by reason of the executive’s breach of the agreement or Messrs. Backman’s, Bratt’s, Fredin’s and Sjöbring’s, employment for any reason other than for Cause, or (ii) Mr. Carlson terminates employment due to the Company’s breach of the agreement or Messrs. Backman, Bratt, Fredin and Sjöbring resigns for Good Reason. In consideration for such noncompetition covenant, the Company is obligated to make up to 12 monthly payments equal to the difference between the executive’s monthly gross salary as of the date of his employment termination and any lower salary earned by the executive in any new employment, if any. The aggregate monthly payments are limited to a maximum of 60% of the gross salary earned as of the date of his employment termination, and the Company will cease making payments once such aggregate amount has been reached. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement.

In addition to receiving full base salary and benefits during the requisite notice period, if Mr. Carlson is terminated involuntarily by the Company other than for breach of the agreement or if the Company terminates Messrs. Backman’s, Bratt’s, Fredin’s and Sjöbring’s employment involuntarily other than for Cause or if Messrs. Backman, Bratt, Fredin and Sjöbring resigns for Good Reason, then the executive would be entitled to a lump sum severance payment equal to, in the case of Messrs. Backman, Bratt and Sjöbring one and one-half times his then-current base salary, or, in the case of Messrs. Carlson or Fredin, the sum of (i) the executive’s then-current annual salary, (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, or, if higher, the annual bonus for the fiscal year immediately prior to the year of termination, (iii) the annual taxable value of the benefit of a company car, and (iv) the value of any defined contribution plan benefits to which the executive would have been entitled to if he remained in service for one year following termination.

Severance Agreements. Each of Messrs. Carlson and Fredin has a change-in-control severance agreement (“CiC Severance Agreement”) with the Company. Pursuant to the terms of each of the CiC Severance Agreements, in the event that during the two-year period following a change of control, (i) the executive terminates his employment for Good Reason, (ii) the Company terminates the executive’s employment for any reason other than death or for Cause, or (iii) the executive’s employment is terminated due to disability, the executive would be entitled to receive an immediate lump sum payment (the “CiC Severance Payment”) in an amount equal to 2.5 times the sum of (a) such executive’s then-current annual salary (or if higher, the salary in effect immediately prior to the first event or circumstances which constitutes Good Reason), (b) the average of the annual bonuses received by the executive for the two most recent fiscal years, or the annual bonus for the fiscal year immediately prior to the fiscal year during which occurs the first event or circumstance constituting Good Reason, whichever is highest, (c) the taxable value of the benefit of a company car, and (d) the value of any defined contribution plan benefits to which the executive would have been entitled to if he remained in service for one year following termination. Mr. Carlson would also be entitled to the CiC Severance Payment in the event that he chooses to terminate his employment for any reason during the 30-day period commencing one year after the change of control. The CiC Severance Payment is in lieu of the salary and benefits payable during the requisite notice period and the severance benefits that would otherwise be payable under the executive’s employment agreement.

For purposes of the discussion above, the following terms have the following meanings:

“Cause” generally means (i) the willful and continued failure by the executive to substantially perform his duties, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

“Change in Control” generally means (i) the acquisition of 25% (or 20%, in the case of Mr. Fredin) or more of the Company’s voting securities; or (ii) the members of the Board cease to constitute a majority of the Board; or (iii) consummation of merger or consolidation unless (1) the current stockholders continue to own at least 60% of the surviving entity’s voting securities, or (2) such transaction was effected to implement a recapitalization of the Company in which no person acquires 25% or more of the Company’s voting securities; or (iv) stockholder approval of a liquidation or dissolution or consummation of an agreement for the sale or disposition of all or substantially all of the Company’s assets (unless the current stockholders continue to own at least 60% of the Company’s voting securities after such transaction).

“Good Reason” generally means the occurrence of any one of the following events without the executive’s express written consent: (i) the assignment to the executive of any duties inconsistent with his status as an executive officer or a substantial adverse alteration in the nature or status of his responsibilities; (ii) any reduction in the executive’s annual base salary; (iii) relocation of the executive’s principal place of employment to a location more than 30 miles, or 45 kilometers, as applicable, from his then-current principal place of employment; (iv) the Company’s failure to pay any portion of the executive’s compensation; (v) the discontinuance of any compensation plan in which the executive participated which is material to his total compensation; (vi) in the case of Mr. Carlson, any direct or indirect reduction of any material fringe benefit in place at the time of the change in control, or the Company’s failure to provide the number of paid vacation days to which executive is entitled; (vii) any purported termination of the executive’s employment which is not effected pursuant to the notice requirements under the Severance Agreement; or (viii) the failure by any successor to the Company to expressly assume the employment agreement.

Equity Awards. Pursuant to the 1997 Plan, upon the occurrence of a change in control, any outstanding options and RSUs held by the executive would fully vest and the performance shares will vest at the target level. Pursuant to the agreements evidencing awards granted under the 1997 Plan, upon the executive’s death or retirement, any outstanding RSUs held by the executive would become fully vested and the performance shares will remain outstanding and may be earned, in whole, in part, or not at all, following the conclusion of the performance period to the extent that the performance objectives are attained. Upon an executive’s involuntary termination of employment, absent a change in control, any outstanding options, RSUs and performance shares that would vest during the applicable notice period, if any, would become fully vested.

Estimated Payments to Named Executive Officers upon Termination of Employment under Various Circumstances or a Change in Control. The following tables set forth the estimated value of the payments and benefits described above to each of Messrs. Carlson, Backman, Bratt, Fredin and Sjöbring upon termination of employment under various circumstances or a change in control. The amounts shown assume that the triggering events occurred on December 31, 2017. For the purpose of the calculations, the 2017 defined contribution payments for each named executive officer have been used. The amounts contained in the table would be paid in Swedish Kronor or USD. All amounts have been converted to USD using the following exchange rates: 1 USD = 8.1086 SEK = 0.8476 EUR.

Jan Carlson

Estimated Potential Payment or Benefit	Resignation ($)	Termination without Cause ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment	-	3,833,916(7)	-	-	9,854,790(7)	-
Continuing salary/annual incentive payments during requisite notice period	1,471,657	3,311,229	3,311,229	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	882,994	-	882,994	-	-	-
Continuing health, welfare and retirement benefits(2)	709,247	1,063,871	1,063,871	-	-	-
Accelerated vesting of equity(3)	200,405(4)	1,541,481(5)	-	2,749,503(6)	2,749,503	2,749,503(8)
Company car(10)	34,800	52,200	52,200	-	-	-
Total	3,299,104	9,802,696	5,310,294	2,749,503	12,334,293	2,749,503

Mats Backman

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment	-	985,399	-	-	985,399	-
Continuing salary/annual incentive payments during requisite notice period	328,466	328,466	-	-	328,466	-
Salary differential payments in consideration for noncompetition with the Company(1)	394,160	-	394,160	-	-	-
Continuing health, welfare and retirement benefits(2)	115,723	115,723	-	-	115,723	-
Accelerated vesting of equity(3)	42,063(4)	42,063(5)	-	662,976(6)	662,976	662,976(8)
Company car(10)	6,985	6,985	-	-	6,985	-
Total	887,398	1,478,637	394,160	662,976	2,099,550	662,976

Mikael Bratt

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment	-	1,136,999	-	-	1,136,999	-
Continuing salary/annual incentive payments during requisite notice period	379,000	379,000	-	-	379,000	-
Salary differential payments in consideration for noncompetition with the Company(1)	454,799	-	454,799	-	-	-
Continuing health, welfare and retirement benefits(2)	133,410	133,410	-	-	133,410	-
Accelerated vesting of equity(3)	42,063(4)	42,063(5)	-	662,976(6)	662,976	662,976(8)
Company car(10)	6,566	6,566	-	-	6,566	-
Total	1,015,839	1,698,038	454,799	662,976	2,318,951	662,976

Steven Fredin

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment	-	1,070,487(7)	-	-	2,676,218(7)	-
Continuing salary/annual incentive payments during requisite notice period	299,239	1,167,032	-	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	359,087	-	359,087	-	-	-
Continuing health, welfare and retirement benefits(2)	29,670	89,010	-	-	-	-
Accelerated vesting of equity(3)	75,104(4)	577,579(5)	-	1,030,238(6)	1,030,238	1,030,238(8)
Company car(10)	13,919	41,757	-	-	-	-
Total	777,019	2,945,865	359,087	1,030,238	3,706,456	1,030,238

Lars Sjöbring

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment	-	2,021,800(11)	-	-	2,021,800(11)	1,000,000(11)
Continuing salary/annual incentive payments during requisite notice period	340,600	340,600	-	-	340,600	-
Salary differential payments in consideration for noncompetition with the Company(1)	408,720	-	408,720	-	-	-
Continuing health, welfare and retirement benefits(2)	130,110	130,110	-	-	130,110	-
Accelerated vesting of equity(3)	75,104(4)	1,629,293(5)	-	2,382,369(6)	2,382,369	2,382,369(8)
Company car(10)	14,167	14,167	-	-	14,167	-
Total	968,701	4,135,970	408,720	2,382,369	4,889,046	3,382,369

The following footnotes apply to each of the tables above:

(1)	Reflects a monthly payment of 60% of the monthly gross salary earned as of the date of the executive’s employment termination, multiplied by 12, which is the maximum amount available to the executive pursuant to the terms of his employment agreement.

(2)	Reflects the value of the benefits disclosed in footnote (5) to the Summary Compensation table (with the exception of amounts paid as vacation supplements or settlements) that the executive would be entitled to during the requisite notice period. The estimated values are determined based on the Company’s cost of providing such benefits during 2017.

(3)	Reflects the value of RSUs and performance shares that vest (in whole or in part) upon the designated event, based on the closing price for our common stock on December 29, 2017 ($127.08), the last trading day of the year. None of the named executive officers held unvested options as of December 31, 2017.

(4)	As discussed above, upon termination, the executive would be entitled to receive his compensation and benefits during the 12-month or 6-month notice period, as applicable, including any equity awards that would vest during such period. However, per the terms of the RSU agreements, the RSUs will not continue to vest if the executive has given notice of termination, except for the RSUs granted in 2016. The performance shares would be forfeited because the date that such shares are earned, if at all, does not fall within the notice period following December 31, 2017. Accordingly, the value of the equity awards upon a voluntary termination reflects only the value of the second tranche of RSUs granted in February 2016 that would otherwise vest in February 2018, which vesting date falls within the requisite notice period.

(5)	As discussed above, upon an involuntary termination, the executive would be entitled to receive his compensation and benefits during the 18-month or 6-month notice period, as applicable, including any equity awards that would vest during such period. The value of the equity awards upon an involuntary termination reflects the value of the RSUs that would vest during the notice period following December 31, 2017 and for Messrs. Carlson and Fredin the target value of performance shares granted in 2016. For Messrs. Backman, Bratt and Sjöbring the performance shares would be forfeited because the date that such shares are earned, if at all, does not fall within the notice period following December 31, 2017.

(6)	Upon a change in control, all RSUs vest in full and the performance shares will vest at the target level. The value of the equity awards upon a change in control reflects the value of all RSUs and performance shares including RSUs and performance shares acquired through dividend equivalent rights rounded down to the nearest whole share on December 31, 2017.

(7)	For purposes of calculating the lump sum payment, the annual bonus received by the executive for the year immediately prior to the year of termination was used (2016), which is greater than the average of the annual bonuses received by the executive for the two most recent fiscal years (2015 and 2016) preceding the year of termination of employment.

(8)	As discussed above, the executive’s unvested RSUs will become fully vested upon his termination of employment by reason of death or retirement. The performance shares will remain outstanding and may be earned, in whole, in part, or not at all, following the conclusion of the performance period to the extent that the performance objectives are attained. For purposes of this table, the value of the performance shares assumes that the performance goals were achieved at the target level.

(9)	Qualifying termination after a change in control includes resignation for good reason, termination without cause or termination due to disability.

(10)	Reflects the value of the company car, fuel and parking during the requisite notice period. The estimated values are determined based on the Company’s cost (or estimated cost as of December 31, 2017) of providing such benefits during 2017.

(11)	Includes payment of Mr. Sjöbring’s $1.0 million retention bonus, which would become payable in full upon the designated events, except in the event of retirement.

CEO Pay Ratio

The following ratio compares the annual total compensation of our median-paid employee with the annual total compensation of Mr. Carlson, our CEO. The pay ratio included below is calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

For fiscal year 2017:

•	The annual compensation of our median-paid employee (other than Mr. Carlson) was $24,829; and

•	the annual total compensation of Mr. Carlson, our President and Chief Executive Officer, was $4,583,270.

Based on this information, the ratio of the annual total compensation of our President and Chief Executive Officer to the annual total compensation of our median-paid employee is 185 to 1.

The methodology, material assumptions, adjustments, and estimates that we used to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee were as follows:

1.	Our median employee identification date is October 31, 2017.

2.	As of October 31, 2017, our total employee population consisted of 67,592 individuals working at our parent company and consolidated subsidiaries. Our employee population which we have used to identify our median employee, after taking into consideration the adjustments permitted by SEC rules, consisted of 67,592 individuals. All “Autoliv Employee” categories who were employed by Autoliv as of October 31, 2017, whose compensation is set by Autoliv and who were paid through and Autoliv payroll, were included in the analysis (permanent, temporary and part-time). We based our analysis on the entire employee population (other than our President and Chief Executive Officer), as opposed to statistical sampling.

3.	Given the geographical distribution of our employee population and varying local requirements, we use a variety of pay elements that differ from a country to country to structure the compensation arrangements of our employees. Consequently, for purposes of measuring compensation of our employees, we selected “Actual Gross Taxable Compensation Reported Through Payroll” (or “Actual Gross Taxable Compensation”) as the measure of compensation to identify the median employee.

4.	Given our multiple payroll systems, schedules and the differing fiscal years of our company and its subsidiaries, we measured “Actual Gross Taxable Compensation” as the total of payment made during the 10-month period starting on January 1, 2017 and ending on October 31, 2017 (the “measurement period”).

5.	We did not annualize or calculate the full measurement period equivalent of “Actual Gross Taxable Compensation” compensation paid during the measurement period.

6.

As permitted by Item 402(u), we made cost-of-living (COL) adjustments to the compensation of all of our employees in jurisdictions other than the jurisdiction in which our President and Chief Executive Officer resides to identify the median employee, and used the same COL adjustment to determine the median employee’s annual total compensation. Because of the geographical distribution of our employee population, we believe that COL adjustments provide a more meaningful comparison of our CEO’s compensation to the actual value of the median employee’s compensation. In accordance with Item 402(u), we are providing the following additional disclosure related to the COL adjustments:

•	The median employee resides in China.

•	The COL adjustments were based on 2016 purchasing power parity conversation factors provided by World Bank, International Comparison Program database. 2017 conversion factors were not available at the time of our analysis.

•	We also identified who our median employee would have been had we not used any COL adjustments. Had we not used any COL adjustments, our median employee would have been an employee residing in Thailand with annual total compensation of $11,034. For the purposes of this disclosure, this amount was converted from Thai Baht to U.S. dollars using the exchange rate 0.030083 on October 31, 2017. The ratio of the annual total compensation of our President and Chief Executive Officer to the annual total compensation of our median employee identified without the effect of the COL adjustments is 415 to 1.

7.	Using this methodology, we determined that our median employee was a full-time, salaried employee, with “Actual Gross Taxable Compensation Reported to Tax Authorities Through Payroll” for the measurement period in the amount of $19,249. For the purposes of this disclosure, this amount was converted from CNY to U.S. dollars using the exchange rate 0.157018 on October 31, 2017.

8.	With respect to our median employee, we then identified and calculated the elements of such employee’s compensation for the fiscal year 2017 in accordance with the requirements of Item 402c(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $24,829. The difference between such employee’s “Actual Gross Taxable Compensation Reported to Tax Authorities Through Payroll” and annual total compensation calculated in accordance with the requirements of Item 402c(2)(x) of Regulation S-K is due to the measurement period being 10 months as compared to 12 months.

Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
2017	21,159(1)	-	-	-	3,670	-	-	24,829

(1)	The amount includes allowances, shift and overtime compensation.

9.	The annual total compensation of our President and Chief Executive Officer is the same as the amount reported for him in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement.

ITEM 2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, Autoliv stockholders are entitled to cast an advisory vote on the Company’s executive compensation program. As discussed in the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement, our compensation system plays a significant role in the Company’s ability to attract, retain, and motivate management talent, which the Board believes is necessary for the Company’s long-term success. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement and the tabular and other disclosures on compensation under 2017 Executive Compensation Decisions beginning on page 32 of this Proxy Statement, and cast a vote either to endorse or not endorse the Company’s compensation of its named executive officers through the following resolution:

“Resolved, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO APPROVE NAMED EXECUTIVE COMPENSATION ON A NON-BINDING BASIS.

ITEM 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Ernst & Young AB (“EY”) as the independent accounting firm for the Company’s fiscal year ending December 31, 2018. The committee has been advised that EY has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as accountants.

In accordance with directions of the Audit Committee, this appointment is being presented to the stockholders for ratification at the Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company’s Restated Certificate of Incorporation or the By-Laws, the Audit Committee and management believe that such ratification is desirable. In the event this appointment is not ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote on the appointment at the Annual Meeting, the Audit Committee will consider that fact when it selects its independent auditors for the following year.

Ernst & Young AB has been the independent accounting firm for the Company since May 1997. EY has been the independent auditors for Autoliv AB since 1984. Audit services provided to the Company by EY during 2017 consisted of the examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

The Company has been advised that a representative of EY will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement, if desired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AB AS THE COMPANY’S INDEPENDENT AUDITORS.

Fees of Independent Auditors (Dollars in millions)
Type of Fees	2017	2016
Audit Fees	$10.570	$9.849
Audit-Related Fees	$1.013	$0.358
Tax Fees	$0.128	$0.082
All Other Fees	$0.052	-
Total	$11.763	$10.289
Percent of total that were Audit or Audit-Related	98.5%	99.2%

Audit Fees, Audit-Related Fees, and Tax Fees are calculated in accordance with Autoliv’s average exchange rates for 2017 or 2016, as applicable.

Audit Fees

Audit fees for the fiscal years ended December 31, 2017 and 2016 relate to professional services provided by EY for the audit of the Company’s annual financial statements for such years, including the reviews of the financial statements included in the Company’s Annual Reports on Form 10-K for those fiscal years and reviews related to acquisitions.

Audit-Related Fees

A majority of Audit-Related Fees for the fiscal year ended December 31, 2017 are related to EY’s work in connection with the Company’s preparations for the intended spin-off of its electronics business. The remaining Audit-Related Fees for the fiscal years ended December 31, 2017 and 2016 relate mainly to EY’s reviews of benefits plans and other attestation services other than the audit of financial statements.

Tax Fees

Tax Fees for the fiscal year ended December 31, 2017 relate to professional services provided by EY for tax compliance, tax advice and tax planning.

All Other Fees

All Other Fees for the fiscal year ended December 31, 2017 mainly related to use of an EY online service and certain other permitted advisory services. EY billed no significant fees related to any other services for the fiscal years ended December 31, 2016.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted guidelines for the provision of audit and non-audit services by Ernst & Young AB, including requiring Audit Committee pre-approval of any such audit and non-audit services. In developing these guidelines, the Audit Committee took into consideration the need to ensure the independence of Ernst & Young AB while recognizing that Ernst & Young AB may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The guidelines provide for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. Approval of audit and permitted non-audit services may also be made by the chairperson of the Committee, and the person granting such approval must report such approval to the Committee at the next scheduled meeting.

The Audit Committee has considered the audit, audit-related, tax and all other services discussed above and additional information provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with the independence of Ernst & Young AB. The Audit Committee pre-approved all such services in 2017.

ITEM 4 - DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

For business to be properly brought by a stockholder before an annual meeting of stockholders, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws. No such notices were received for the 2018 Annual Meeting.

Should any other matter requiring a vote of the stockholders be properly brought before the Annual Meeting, the proxy card confers upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment, to the extent permitted by applicable law and the listing standards of the NYSE, see “How Your Shares Will Be Voted” on page 1 of this Proxy Statement.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers of the Company and persons who hold more than 10% of our common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2017, the Section 16(a) filing requirements were complied with by all the Reporting Persons during and with respect to such year, other than one Form 4 filed late by each of Messrs. L. Johansson, Kepler, Kortuem, Alspaugh, Ziebart, Sakamoto, Ringler, Liu, Carlson, Fredin, Sjöbring, Backman, Jonsson, Bratt, Lofvenholm, Hanke, and Mogefors, and Ms. Patrick, Ms. Eliasson and Ms. Wendels, in each case to report the grant on June 1, 2017 of dividend equivalent rights accrued in the form of additional restricted stock units. Each of these Form 4s were filed on June  7, 2017.

Stockholder Proposals for 2019 Annual Meeting

Proposals Pursuant to Rule 14a-8. Under Rule 14a-8(e) of the Exchange Act, stockholder proposals intended to be presented at the 2019 annual stockholders meeting must be received by us on or before November 26, 2018 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2019 annual stockholders meeting.

Proposals Pursuant to the By-Laws. Under the By-Laws, in order to bring any business before the stockholders at the 2019 annual stockholders meeting, other than proposals that will be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing, and such notice must be delivered to or mailed and received by our Secretary at our principal executive offices no earlier than the close of business on February 7, 2019 and no later than the close of business on March 9, 2019.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, including the text of the proposed business and any resolutions proposed for consideration and any proposed amendment to the By-Laws and the reasons for conducting such business at the annual meeting, (b) a representation that the stockholder is a holder of record of the shares entitled to vote at the Annual Meeting of Stockholders and intends to appear in person or by proxy, (c) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is submitted, (d) the class or series and number of shares of stock of the Company which are owned beneficially and of record by the stockholder and the beneficial owner, if any, on whose behalf the proposal is submitted, (e) any material interest of the stockholder in such business, and (f) a description of any agreement, arrangement or understanding with respect to such business between or among the stockholder any affiliates, associates or others acting in concert with the stockholder.

Nominations Pursuant to the By-Laws. Under the By-Laws, in order to nominate a director for election to the Board, stockholders must comply with the notice procedures and requirements found in Article II, Section 6 of the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws.

By Order of the Board of Directors of Autoliv, Inc.:

Lars Sjöbring

Group Vice President Legal Affairs,

General Counsel and Secretary

March 26, 2018

Stockholm, Sweden

Mailing address: Box 70381, SE-107 24 Stockholm, Sweden

Visiting address: Klarabergsviadukten 70, Section B7, Stockholm, Sweden

Tel: +46 8 587 206 00; Fax +46 8 24 44 93

Company website: www.autoliv.com

Investor relations: Sweden Tel: +46 8 587 206 27, U.S. Tel: +1 (248) 223 8107

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 8, 2018.

Vote by Internet
•	Go to www.envisionreports.com/ALV
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Robert W. Alspaugh	☐	☐	02 - Jan Carlson	☐	☐	03 - Hasse Johansson	☐	☐
04 - Leif Johansson	☐	☐	05 - David E. Kepler	☐	☐	06 - Franz-Josef Kortüm	☐	☐
07 - Xiaozhi Liu	☐	☐	08 - James M. Ringler	☐	☐	09 - Kazuhiko Sakamoto	☐	☐
10 - Thaddeus Senko	☐	☐	11 - Wolfgang Ziebart	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory Vote on Autoliv, Inc.’s 2017 Executive Compensation.	☐	☐	☐	3.	Ratification of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2018.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting on Matters Not in Proxy Statement” in the Proxy Statement.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Dear Stockholder:

Stockholders of Autoliv, Inc. can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include:

Vote by Internet

Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast by Internet up until 9:00 a.m. Eastern Time on the day of the Annual Meeting.

Internet Account Access

Stockholders may access their accounts on-line at www.computershare.com. Among the services offered through Account Access, dividend payment histories can be viewed, address changes requested, tax identification numbers certified and Direct Deposit requested.

Direct Deposit of Dividends

Autoliv encourages stockholders to authorize the electronic deposit of the quarterly dividends payments directly into their checking or savings account. To enroll, please mail your request along with a copy of your voided check to Computershare at the address noted below, or logon to your account at www.computershare.com.

Transfer Agent Contact Information

Computershare Investor Services	Telephone Inside the USA: (800) 446-2617
P.O. BOX 30170	Telephone Outside the USA: (781) 575-2879
College Station, TX, 77842	TD/TTY for Hearing Impaired: (800) 952-9245

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Autoliv, Inc.

This proxy is solicited on behalf of the Board of Directors of Autoliv, Inc. for use at the Annual Meeting of Stockholders to be held May 8, 2018 and at any adjournment or postponement thereof.

The undersigned hereby revokes all proxies and appoints Jan Carlson and Lars Sjöbring, with full power of substitution, to attend the Annual Meeting of Autoliv, Inc. to be held on Tuesday, May 8, 2018 at 9:00 a.m. local time at The Langham Hotel, 330 North Wabash Street, Chicago, Illinois 60611, USA and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Autoliv, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting.

In their discretion, Mr. Carlson and Mr. Sjöbring are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting on Matters Not in Proxy Statement” in the Proxy Statement. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors and FOR the election of the nominees to the Board and FOR proposals 2 and 3.

Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote by Net service to cast your vote.

(Continued and to be dated and signed on reverse side.)

C	Non-Voting Items

Change of Address — Please print new address below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Vote by Internet • Go to www.envisionreports.com/ALV • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Autoliv, Inc. Stockholder Meeting to be Held on May 8, 2018

Pursuant to Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/ALV to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 27, 2018 to facilitate timely delivery.

Stockholder Meeting Notice & Admission Ticket

Autoliv, Inc.’s Annual Meeting of Stockholders will be held on May 8, 2018 at The Langham Hotel, 330 North Wabash Street, Chicago, Illinois 60611, USA, at 9:00 a.m. Local Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR all nominees and FOR proposals 2 and 3.

1.	Election of eleven directors to the Board of Directors for a term of office expiring on the date of the 2019 Annual Meeting of Stockholders:

Robert W. Alspaugh, Jan Carlson, Hasse Johansson, Leif Johansson, David E. Kepler, Franz-Josef Kortüm, Xiaozhi Liu, James M. Ringler, Kazuhiko Sakamoto, Thaddeus Senko and Wolfgang Ziebart.

2.	Advisory Vote on Autoliv, Inc.’s 2017 Executive Compensation.

3.	Ratification of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2018.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice and identification with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

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Internet – Go to www.envisionreports.com/ALV. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

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Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

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Email – Send email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, the number located in the shaded bar on the reverse and state that you want to receive a paper copy of current meeting materials.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 27, 2018.

02SJWA